UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Applied Micro Circuits Corporation
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INVITATION TO 2016 ANNUAL MEETING OF STOCKHOLDERS
DATE: Tuesday, August 2, 2016
TIME: 1:00 p.m.
PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters
4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054
June 21, 2016
Dear Stockholders:
I am pleased to invite you to join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 2, 2016. At the annual meeting, we will ask you to elect Cesar Cesaratto, Dr. Paul R. Gray, Theodore A. ("Fred") Shlapak, Dr. Robert F. Sproull, Duston M. Williams, Christopher F. Zepf and me as directors of your company and to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2017. You will also be asked to vote upon a proposal to increase the number of shares available under our Employee Stock Purchase Plan and to provide your annual advisory vote on the Company’s executive compensation, as described in the proxy statement.
In addition to the formal items of business, at the annual meeting I will be available to review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.
Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.
Sincerely yours,

Dr. Paramesh Gopi
President and Chief Executive Officer

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APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 2, 2016

To the Stockholders of Applied Micro Circuits Corporation:
The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054, on Tuesday, August 2, 2016, at 1:00 p.m., local time, for the following purposes:
1. To elect the seven nominees for director named in the proxy statement accompanying this Notice.
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.
3. To vote upon a proposal to increase the number of shares available for purchase under our 2012 Employee Stock Purchase Plan.
4. To provide an advisory vote to approve the executive compensation of our named executive officers, as described in the proxy statement accompanying this Notice.
5. To conduct any other business properly brought before the annual meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
The record date for the annual meeting is June 8, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

L. William Caraccio
Secretary

Santa Clara, California
June 21, 2016
IMPORTANT
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.
THANK YOU FOR ACTING PROMPTLY.

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APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 2, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are these materials being made available to me?
Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro,” the “Company,” “we,” or “us”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2016 annual meeting of stockholders to be held on Tuesday, August 2, 2016 at 1:00 p.m., local time, at our corporate headquarters located at 4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.
We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), on or about June 21, 2016, to all stockholders of record entitled to vote at the annual meeting. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What am I voting on?
There are four matters scheduled for a vote at the annual meeting:

•	Proposal 1, to elect the seven nominees for director named in Proposal 1;

•	Proposal 2, to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2017;

•	Proposal 3, to vote upon a proposal to increase the number of shares available under our 2012 Employee Stock Purchase Plan; and

•	Proposal 4, to provide an advisory vote to approve the executive compensation of our named executive officers, as described in this proxy statement.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on June 8, 2016 will be entitled to vote at the annual meeting. On this record date, 85,358,886 shares of our common stock were outstanding and entitled to vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 85,358,886 shares outstanding and entitled to vote. Thus, 42,679,444 shares must be present at the annual meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.
Am I a stockholder of record?
If at the close of business on June 8, 2016, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AppliedMicro shares are not registered directly in my name but are held in street name?
If at the close of business on June 8, 2016, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.
If your shares are held in “street name” through a broker, your broker does not have discretionary authority to vote your shares without your instructions, except in connection with “routine” matters. The only “routine” matter proposed for approval at the annual meeting is Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2017. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted. Otherwise, except for votes on “routine” matters, your broker will not be authorized to vote your shares, which is referred to as a “broker non-vote.”
If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 1, 2016 to be counted.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
If I am a beneficial owner of AppliedMicro shares, how do I vote?
If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on June 8, 2016.
What types of votes are permitted on each proposal?
The types of votes permitted for Proposal 1, the election of the nominees for director named therein, Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, Proposal 3, to vote upon a proposal to increase the number of shares available for purchase under our 2012 Employee Stock Purchase Plan, and Proposal 4, to provide an advisory vote on executive compensation, are a vote “For” or “Against” or abstain.
How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, each nominee to be elected must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election. A “majority of votes cast” means that the number of votes “For” a director’s election must exceed the number of votes “Against” that director’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 2, the ratification of the selection of KPMG LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

•
To be approved, Proposal 3, an increase in the number of shares available for purchase under our 2012 Employee Stock Purchase Plan, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 4, an advisory vote on the executive compensation of our named executive officers, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?
Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for Proposals 2, 3 and 4 and, with respect to Proposals 2, 3 and 4, will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What if I vote by proxy but do not make specific choices?
If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of KPMG LLP, “For” Proposal 3, the proposal to approve an increase in the number of shares available under our 2012 Employee Stock Purchase Plan, and “For” Proposal 4, an advisory vote approving executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054).

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You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.
What does it mean if I receive more than one Notice?
If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the annual meeting. The SEC's website is www.sec.gov.
When are stockholder proposals due for the next annual meeting?
To be considered for inclusion in the proxy materials for our 2017 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054) by February 21, 2017, together with the information required by Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2017 annual meeting must do so no earlier than the close of business on April 4, 2017 and no later than the close of business on May 4, 2017, provided, however, that, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
We may decide to engage an advisory entity to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate (if any such advisory entity is selected).

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts, and the assumptions underlying those statements. Words such as “anticipate,” “believe,” “plan, “expect,” “estimate,” “predict,” “intend,” “may,” “will,” “should,” “future,” “imminent,” “opportunity,” “potential” and similar expressions identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: anticipated revenue growth, profitability and stockholder return; our business strategy and the progress of our business transformation; anticipated trends and challenges in our business and the markets in which we operate; expectations regarding the growth of next-generation cloud infrastructure and global data center traffic, energy consumption and total cost of ownership; anticipated market penetration by ARM®-based data center servers and other market and technological trends; our plans and predictions regarding the development, production, performance, sales volumes and general market acceptance of our X-Gene® Server on a Chip® product family and development platform, our X-Weave® Connectivity product family, our HeliX® family of embedded processor products, and other new products; the timing and scope of customer testing and adoption of such products and their total addressable market and total cost of ownership; product development cycles and schedules; design-win pipeline; our strategy, including our focus on the development roadmap of our X-Gene, X-Weave and HeliX product families and our current Connectivity investments in high-growth 100 and 400Gbps (gigabit per second) data center solutions; the timing and extent of customers’ transition away from older connectivity solutions and toward higher performance solutions; our assumptions and forecasts regarding competitors’ product offerings, pricing and strategies, and our products’ ability to compete; our expectations regarding the adequacy of leased facilities and in-licensed technologies; the impact of seasonal fluctuations and economic conditions on our business; our intellectual property ("IP"); our expectations as to expenses, expense reductions, liquidity and capital resources, including without limitation our expected sources and uses of cash and adequacy of cash reserves; our gross margin and efforts to offset reductions in gross margin; our estimates regarding eventual actual costs compared to amounts accrued in our financial statements; our ability to attract and retain qualified personnel; our restructuring activities and related expense and anticipated expense savings; and the impact of accounting pronouncements and our critical accounting policies, judgments, estimates and assumptions on our financial results. All forward-looking statements are subject to risks and uncertainties that are inherently subject to change and could cause actual results to differ materially from those expressed or implied by any forward-looking statement. Those risks and uncertainties include, among others, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. All forward-looking statements speak only as of the date of this proxy statement, and except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after that date.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors (or the "Board") currently consists of seven directors: Cesar Cesaratto, Dr. Paramesh Gopi, Dr. Paul R. Gray, Theodore A. ("Fred") Shlapak, Dr. Robert F. Sproull, Duston M. Williams and Christopher F. Zepf. Each of our current directors has been nominated for re-election at the annual meeting.
The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.
Certain individual experience, qualifications, attributes and skills of each of our director nominees that led the Board to conclude that such nominees should be elected or re-elected as directors are described in each of the biographies below. The following information was provided by the nominees:

CESAR CESARATTO
Chairman of the Board
Age:	68
Director Since:	2002
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing from 1970 to May 2001. His most recent position with Nortel was President Wireless Systems for Europe, Middle East and Africa. Mr. Cesaratto has also served on the Board of Directors of several companies: Gennum Corporation from 2002 to 2007; Tundra Semiconductors Corporation from 2007 to 2009; and BreconRidge Corporation from 2007 to 2010. He is involved with a number of Canadian start-up companies as an angel investor.

Other Current Directorships:	DragonWave Inc.
Committee Memberships:	Member of the Compensation Committee and of the Governance and Nominating Committee.
Qualifications & Attributes:
Mr. Cesaratto’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his experience with mature and emerging technology companies have positioned him well to serve as our Chairman of the Board of Directors.

PARAMESH GOPI, PH.D.
Age:	47
Director Since:	2009
Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.
Previous Business Experience:
Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008, Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets. At Marvell, Dr. Gopi held executive-level positions including Vice President and General Manager of the Embedded and Emerging Business Unit, Chief Technology Officer and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. In 1999, Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed-signal networking products.

Qualifications & Attributes:
Dr. Gopi has been our President and Chief Executive Officer since May 2009 and brings to the Board his broad strategic vision for the Company. Dr. Gopi’s technical qualifications as well as leadership and management experience in startup and mature semiconductor companies make him uniquely qualified to lead AppliedMicro. As the sole member of management on our Board, he serves as the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

PAUL R. GRAY, PH.D.
Age:	73
Director Since:	2009
Principal Occupation:	Professor Emeritus, University of California at Berkeley.
Recent Business Experience:
Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS.

Other Current Directorships:	Sentons Corporation, Gordon and Betty Moore Foundation, Computer History Museum, and Muir Health Foundation.
Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee.
Qualifications & Attributes:
Dr. Gray’s expertise and academic experience in electrical engineering, his years of executive leadership and management within higher education, and his service on other technology company boards make Dr. Gray a valuable contributor to our Board of Directors.

THEODORE A. ("FRED") SHLAPAK
Age:	72
Director Since:	2006
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.

Other Current Directorships:	None.
Committee Memberships:	Chairman of the Compensation Committee, Member of the Audit Committee.
Qualifications & Attributes:	Mr. Shlapak’s leadership experience within the semiconductor industry, as well as his service on other technology company boards, render him a valuable member of our Board of Directors.

ROBERT F. SPROULL, PH.D
Age:	69
Director Since:	2011
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Sun Microsystems and Sun Microsystems Laboratories, until Sun’s acquisition by Oracle in 2010. Prior to Sun, Dr. Sproull was a principal in the consulting firm of Sutherland, Sproull and Associates, an Associate Professor at Carnegie Mellon University, and a Research Scientist at the Xerox Palo Alto Research Center.

Other Current Directorships:	None.
Committee Memberships:	Member of the Governance and Nominating Committee and the Audit Committee.
Qualifications & Attributes:
Dr. Sproull’s 40-year experience within the computer science industry, his experience in academia and various leadership roles within industry committees and consortia, as well as years of executive leadership and management, make Dr. Sproull a valuable contributor to our Board of Directors.

DUSTON M. WILLIAMS
Age:	58
Director Since:	2013

Principal Occupation:	Chief Financial Officer of Nutanix, Inc., a provider of next-generation data center infrastructure solutions.
Recent Business Experience:
Mr. Williams became CFO of Nutanix in April 2014. Before joining Nutanix, he was CFO of Gigamon, a provider of network traffic visibility solutions, from March 2012 to April 2014. Previously, he served as CFO of SandForce, Inc., a data storage company, from March 2011 through its sale to LSI Corporation in January 2012. From June 2006 to June 2010, he served as vice president and CFO of Infinera Corporation. From December 2004 to June 2006, he served as executive vice president and CFO of Maxtor Corporation. From July 2003 to November 2004, he served as CFO of Aruba Wireless Networks. From July 2001 to February 2003, he served as CFO of Rhapsody Networks Inc. From January 2000 to June 2001, he served as CFO of Netigy Corporation. From July 1986 to December 1999, he served in a variety of accounting and finance positions at Western Digital Corporation, including as its senior vice president and CFO. Mr. Williams was a member of the Board of Directors of Compellent Technologies, which was subsequently acquired by Dell, from 2008 to 2010.

Other Current Directorships:	None. Previously Director of Compellent Technologies, Inc.
Committee Memberships:	Member and Chairman of the Audit Committee.
Qualifications & Attributes:
Mr. Williams' more than 29 years of experience serving in CFO and other senior management finance and accounting positions for semiconductor and other technology companies, both public and private, render him a valuable member of our Board of Directors and Audit Committee.

CHRISTOPHER F. ZEPF
Age:	44
Director Since:	2015
Principal Occupation:	Founder and Portfolio Manager, Kingdom Ridge Capital, LLC
Recent Business Experience:
Mr. Zepf founded Kingdom Ridge Capital, LLC, an SEC-registered investment advisor, in 2007 and has been Portfolio Manager of Kingdom Ridge since 2007. Previously, he was a Portfolio Manager with SAC Capital Advisors, LLC, from 2002 to 2007, and was a Portfolio Manager, Director of Technology Research and Senior Equity Analyst with Fidelity Management & Research from 1997 to 2002.

Other Current Directorships:	Kingdom Ridge Capital, LLC.
Committee Memberships:	None.
Qualifications & Attributes:
Mr. Zepf's experience as an investment manager and equity analyst, with a focus on the technology sector, should assist him in contributing to the Board of Directors' deliberations. In addition, Kingdom Ridge is currently one of the Company's largest stockholders, and has held a significant equity position therein since 2008.

Agreement with the Company:
The Company formally invited Mr. Zepf to join its Board of Directors pursuant to a letter agreement which Mr. Zepf and Kingdom Ridge Capital, LLC accepted in May 2015, following which Mr. Zepf was appointed to the Board effective May 21, 2015. The letter agreement contains various other covenants of Mr. Zepf and Kingdom Ridge, including their agreement to vote their Company shares in favor of each of the proposals listed in this proxy statement. Reference is made to the full text of the letter agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K dated May 14, 2015, for more information. That report is available on the SEC's website, www.sec.gov.

Required Vote and Board Recommendation
Directors are elected pursuant to the “majority voting” standard that was adopted by our Board of Directors in April 2009. Under this standard, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Against” that nominee’s election. Our Board of Directors and the Governance and Nominating Committee have nominated for re-election as directors only those candidates who agree to tender, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive the required majority vote for re-election, and (2) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance and Nominating Committee and the Board may consider any factors that they deem relevant in deciding whether to accept a director’s resignation.

Only votes “For” or “Against” will affect the outcome of this proposal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the named nominees or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.
THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE
We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.
We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:
Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

•
Under the majority voting standard, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

•
Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, directors are elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.
Independent Directors

•	As set forth in the Board Guidelines, at least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.
Board Leadership Structure

•
Our Board has determined that having our Chairman of the Board be an independent director continues to be the appropriate structure for our Company. Having the positions of Chairman and Chief Executive Officer as separate positions allows our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. The Chairman coordinates, develops the agenda for, and moderates Board meetings, and acts as a liaison between the independent directors and management on sensitive issues. The Chairman also coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

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Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

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In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under the Nasdaq listing standards.
Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under the Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to ensure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

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Our Board of Directors has determined that each of the current members of the Audit Committee is independent under the Nasdaq listing standards and that each of Messrs. Shlapak and Williams qualifies as an “audit committee financial expert” in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).

•
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.
Strategy Committee

•
In May 2015, our Board of Directors approved the creation of a Strategy Committee to investigate, review, consider and, if deemed advisable by the Strategy Committee, make recommendations to the Board on potential strategic alternatives for the Company intended to enhance stockholder value.

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The Strategy Committee was mandated to review a wide range of potential strategic alternatives for the Company, which could include, without limitation, our sale or purchase of one or more technologies, product lines, business units or engineering teams; equity or debt financing alternatives; and/or merger, acquisition and strategic partnership transactions.

•	Since May 2015 and through the entirety of fiscal 2016, four Board members have served on the Strategy Committee.
Corporate Governance Guidelines

•
Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

Code of Business Conduct and Ethics

•
Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

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We will promptly disclose on our corporate website, http://www.apm.com, or in a Form 8-K as required, (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to our Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@apm.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents. All of our directors attended the 2015 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES
The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering, at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders, a written recommendation to the Governance and Nominating Committee c/o our Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.
Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

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diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees. Board membership should reflect diversity in its broadest sense. The Company seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Company’s business. The Board assesses the diversity of skills, experience and backgrounds represented on the board as part of the annual board self-evaluation process;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.
The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.
The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe that it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties.
INTERIM DIRECTOR APPOINTMENTS AND SIZE OF THE BOARD
In addition to providing for the annual election of the Board of Directors by our stockholders, the Bylaws of the Company also permit the Governance and Nominating Committee and the Board to nominate and appoint additional members of the Board on an interim basis in between annual meetings of the stockholders. Such nominations and appointments may be completed in order to fill vacancies on the Board occurring as a result of director resignations or for other reasons. The Bylaws also permit the Board to increase or reduce the number of directors comprising the Board, provided that reduction of the authorized number of directors shall not have the effect of removing any director before such director’s term of office expires. At the May 2016 Board meeting, the Board maintained the number of directors comprising the Board at seven (7).

RISK MANAGEMENT
Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. As set forth in our Board Guidelines, the Board of Directors conducts an annual risk review prepared by management for assessment by the Board of Directors. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees management of financial and legal compliance risks. The Governance and Nominating Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. The Strategy Committee is responsible for overseeing the management of risks related to each of the strategic alternatives intended to enhance stockholder value that it evaluates. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about them through committee reports.
In addition to the annual risk review, management also makes periodic presentations to the Board and/or its committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings, the Board discusses and reviews these risks and determines what, if any, actions should be taken to mitigate these risks.

BOARD MEETINGS AND ATTENDANCE
Board Meetings in Fiscal 2016:  6.
Board Committees:  Four standing committees: Audit, Compensation, Governance and Nominating, and Strategy.
Total Committee Meetings in Fiscal 2016:  35. The number of meetings held by each committee is set forth below.
Fiscal 2016 Attendance:  Each current Board member attended 75% or more of the meetings of the Board and the committees on which he served, held during the period for which he was a director or committee member.

BOARD COMMITTEES
The following table provides additional information regarding the committees of our Board of Directors during fiscal 2016:

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2016

Audit Duston M. Williams, Chairman Theodore A. ("Fred") Shlapak Dr. Robert Sproull	• Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee and the Committee establishes policies for pre-approval of all audit and non-audit services provided by such firm.	8

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

	• Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

Compensation Fred Shlapak, Chairman Cesar Cesaratto Dr. Paul Gray	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.	14
	• Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

	• Has authority to engage an executive compensation consultant and other advisors.

Governance and Nominating Dr. Paul Gray, Chairman Cesar Cesaratto Dr. Robert Sproull	• Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership.	4
	• Recommends candidates for election to the Board of Directors at the annual meeting.
	• Advises the Board of Directors on appropriate compensation for outside directors.
	• Advises the Board of Directors on corporate governance matters.
	• Has sole authority to engage a search firm to identify director candidates.
	• Evaluates the performance of the members of the Board of Directors.
	• Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

Strategy Cesar Cesaratto, Chairman Christopher Zepf Duston M. Williams Fred Shlapak	• Reviews and makes recommendations to the Board of Directors regarding strategic alternatives for the Company intended to enhance stockholder value. Potential strategic alternatives include without limitation, the sale or purchase of one or more technologies, product lines, business units or engineering teams, equity or debt financing transactions, and/or merger, acquisition and strategic partnership transactions.	9

•   Provides regular and special reports to the Board of Directors as needed. Regularly communicates with the CEO (and others in senior management) regarding a potential strategic transaction. Oversees the negotiation of terms and conditions of a proposed strategic transaction, subject to final Board approval.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES
For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes,” respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal 2016 were Messrs. Cesaratto and Shlapak and Dr. Gray. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Relationships and Related Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE 1
The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.
Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2016 with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee pursuant to all relevant auditing standards regarding auditor communications.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.
In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2016.
Duston M. Williams, Chair
Theodore A. ("Fred") Shlapak
Dr. Robert F. Sproull

[1]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017 and has further directed the Board to submit the selection of such firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES
The following tables set forth the aggregate fees billed by KPMG LLP for the services indicated for the fiscal years ended March 31, 2016 and 2015:

	2016	2015
Audit	$961,000	$858,000
Other Audit Related	15,000	14,000
Tax	—	—
All Other	—	—
Total	$976,000	$872,000
Audit Fees. Audit fees include the audit of our financial statements and the audit of our internal control over financial reporting for the fiscal year and the review of our interim financial statements.
Other Audit Related Fees. Other audit related fees include fees for statutory audits in certain locations outside the United States where we have operations.
All fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. During fiscal 2016 and 2015, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.
Required Vote and Audit Committee and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
APPROVAL OF INCREASE IN SHARES OF COMMON STOCK UNDER
THE APPLIED MICRO CIRCUITS CORPORATION 2012 EMPLOYEE STOCK PURCHASE PLAN
In May 2016, the Board of Directors approved an increase in the number of shares of Common Stock that we may issue under the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan, as amended in 2014 and 2015 (as so amended, the “ESPP”) and directed that the matter be submitted to the stockholders of the Company for their approval. The proposal would amend the ESPP to increase the number of shares of Common Stock reserved for issuance from 3,800,000 shares to 6,800,000 shares. As of March 31, 2016, there were 1,214,328 shares remaining available for future purchases under the ESPP. The Board of Directors believes that it is important to provide eligible employees the opportunity to acquire a proprietary interest in the Company and thereby provide employees with an additional incentive to contribute to the Company’s long-term profitability and success. The Board believes the number of shares currently remaining available for future purchases under the ESPP to be inadequate to achieve the stated purpose of the ESPP in the future.
Summary of the ESPP
The following is a summary of principal features of the ESPP. The summary, however, does not purport to be a complete description of all the provisions of the ESPP. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Vice President, General Counsel at the Company’s principal offices in Santa Clara, California. The full text of the ESPP, as proposed to be amended, is also attached to this proxy statement as Annex A. Stockholders are urged to read the ESPP in its entirety.
General
The ESPP and the right of participants to make purchases thereunder are intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Purpose
The primary purpose of the ESPP is to attract and retain the best available personnel for the Company in order to promote the success of the Company’s business and to facilitate the ownership of the Company’s stock by employees.
Administration
The ESPP may be administered by the Board of Directors or a committee of members of the Board appointed by the Board. The ESPP, when approved, will be administered by the Compensation Committee of the Board of Directors. All questions of interpretation of the ESPP are determined by the Compensation Committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the ESPP, provided that any such eligible member may not vote on any matter affecting the administration of the ESPP or the grant of any option pursuant to it, or serve on a committee appointed to administer the ESPP. No charges for administrative or other costs will be made against the payroll deductions of a participant in the ESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.
Eligibility
Any employee of the Company or its designated subsidiaries as of the offering date who completes a subscription agreement on the form provided by the Company is eligible to participate in the ESPP, except for any employee who beneficially owns five percent or more of the outstanding stock of the Company or is customarily employed for less than 20 hours per week or less than five (5) months per year. As of March 31, 2016, 420 employees were eligible to participate in the ESPP.

Offering Dates and Purchase Periods
The ESPP is implemented by a series of offerings, each for a six-month period. The offering periods commence on or about February 1 and August 1 of each year. The Board of Directors may alter the duration of the offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.
Each offering period coincides with a purchase period of six (6) months duration. The last day of each purchase period shall be the purchase date for such purchase period. A purchase period commencing on February 1 shall end on the next July 31. A purchase period commencing on August 1 shall end on the next January 31. The Board of Directors may alter the duration and/or frequency of purchase periods with respect to future purchases without stockholder approval if such change is announced prior to the scheduled beginning of the first purchase period to be affected.

Terms of Options
(a) Participation in the Plan. Eligible employees become participants in the ESPP by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date.
(b) Purchase Price. The purchase price per share at which shares are sold under the ESPP is the lower of 85% of the fair market value of the Common Stock on the date of commencement of the offering period or 85% of the fair market value of the Common Stock on the purchase date. The fair market value of the Common Stock on a given date is generally the closing sales price on the Nasdaq Stock Market on the last trading date prior to the date of determination.
(c) Payment of Purchase Price; Payroll Deductions. Contributions to purchase shares are accumulated by payroll deductions during the offering period. The deductions may not be less than 1% and may not be more than 20% of a participant’s eligible compensation subject to certain limitations. A participant may decrease his or her participation in the ESPP once during any offering period. A participant may not increase his or her participation in the ESPP during any offering period.
All payroll deductions are credited to the participant’s account under the ESPP and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest accrues on the payroll deductions of a participant in the Plan.
(d) Purchase of Stock; Exercise of Option. By executing a subscription agreement to participate in the ESPP, the participant is entitled to have shares placed under option. The maximum number of shares placed under option to a participant in any one (1) purchase period is 2,500 shares of Common Stock until changed by the Board of Directors.
Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically at the end of the purchase period at the applicable price. Participants pay no commissions on Common Stock purchased under the ESPP. However, if a participant decides to sell the Common Stock, the participant can expect to be charged a fee or commission if he or she uses an agent, such as a stock broker.

However, no participant is permitted to subscribe for shares under the ESPP if immediately after the grant of the option the participant would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the ESPP) nor is any participant granted an option which would permit the participant to buy pursuant to the ESPP more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the ESPP, a pro rata allocation of the available shares will be made in as equitable a manner as is practicable.
(e) Withdrawal. The participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the ESPP at least five days prior to the end of a purchase period.
Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant’s interest in that offering. In effect, the participant is given an option which may or may not be exercised during the six-month offering period. By executing the subscription agreement, the participant is not obligated to make the stock purchases; rather the subscription agreement is merely an election by the participant to place shares under option. Unless the participant’s participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the purchase period, and the maximum number of full shares purchasable with such participant’s accumulated payroll deductions will be purchased for the participant at the applicable price.
In the event that a participant fails to remain in the continuous employment of the Company as described in the ESPP, such participant will be deemed to have elected to withdraw from the ESPP and the payroll deductions credited to such participant’s account will be returned to such participant.
A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the Plan.
(f) Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death, prior to the termination of the offering period cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant, or in the case of death, to the person or persons entitled thereto as specified in the participant’s subscription agreement.
(g) Non-transferability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the ESPP.
(h) Capital Changes/Acceleration of Option. In the event any change is made in the Company’s capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the ESPP.
In the event of the proposed dissolution or liquidation of the Company, the current offering period(s) will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period(s) then in progress by setting a new exercise date.

(i) Reports. Individual accounts will be maintained for each participant in the Plan. Each participant will receive after the end of the six-month purchase period a report of such participant’s account setting forth the total amount of payroll deductions accumulated, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.
Amendment and Termination of the ESPP
The Board of Directors may at any time and for any reason amend or terminate the ESPP, but no amendment or termination is allowed if it would impair the rights of any participant under any grant previously made, without his or her consent, provided that an offering period may be terminated by the Board of Directors on a purchase date if the Board of Directors determines that the termination of the ESPP is in the best interests of the Company and the stockholders or if continuation of an offering period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. In addition, the Company must obtain stockholder approval of any amendment to the ESPP in such a manner and to the extent necessary to comply with Rule 16b-3 under the 1934 Act and/or Section 423 of the Code (or any other applicable law or regulation). If not earlier terminated, the ESPP will continue in effect until the earlier of 2032 or when all of the shares of Common Stock reserved for issuance under the ESPP have been issued.
Federal Income Tax Aspects of the ESPP
THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE ESPP. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE ESPP AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.
The ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the ESPP.
If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the “Offering Date”), and more than one year after the shares were purchased, a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.
If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of either of the two-year or one-year holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.
The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year or one-year holding periods described above.

Restrictions on Resale
Certain officers and directors of the Company may be deemed to be “affiliates” of the Company as that term is defined under the Securities Act. The Common Stock acquired under the ESPP by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.
Amended Plan Benefits
As participation in the ESPP is voluntary, the future benefits under the ESPP, as proposed to be amended, are not yet determinable. The following table summarizes the shares purchased by designated individuals and groups during the fiscal year ended March 31, 2016. Named executive officers not listed in the table below did not purchase under the ESPP in fiscal 2016.

APPLIED MICRO CIRCUITS CORPORATION
2012 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

Name of Individual or Identification of Group	Title/Position	Dollar Value (1) ($)	Number of Shares Purchased
Named Executive Officers
Paramesh Gopi	Chief Executive Officer	$21,260	3,291
L. William Caraccio	Vice President, General Counsel and Secretary	32,261	4,994
All current executive officers, as a group		$53,521	8,285
All employees, including all current officers who are not executive officers, as a group		$3,982,390	616,469

(1)	Based on the last sales price per share of $6.46 on March 31, 2016, as reported by Nasdaq.

Required Vote
Approval of Proposal 3, an amendment to the ESPP to increase the number of shares reserved for issuance under that plan by 3,000,000 shares, requires the affirmative vote of a majority of our outstanding shares present in person or represented by proxy at the annual meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), AppliedMicro’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on AppliedMicro or its Board of Directors.
Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board of Directors has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board of Directors modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2017 annual meeting of stockholders.
Pay-for-Performance Philosophy
As described more fully in the “Executive Compensation - Compensation Discussion and Analysis” section and in the Summary Compensation Table and subsequent tables on pages 44 to 50, the Company’s named executive officers, as identified on page 30, are compensated in a manner that we believe to be consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.
AppliedMicro also has several compensation governance programs and policies in place as described on pages 30 to 42 to manage compensation risk and align the Company’s executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	a compensation recoupment or clawback policy.
In accordance with Regulation 14A of the 1934 Act, we are requesting your non-binding vote on the following resolution:
“Resolved, that the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby approved."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth the only persons who, to our knowledge, beneficially owned as of May 31, 2016 (or such other date as set forth in filings with the SEC), more than 5% of the outstanding shares of our common stock:

Name and Address	Number of Shares	Percent of Total(1)
Fidelity Management & Research Company (2)	11,367,288	13.3%
245 Summer Street, Boston, MA 02210
Kingdom Ridge Capital LLC and its affiliates (3)	8,015,247	9.4%
Gardenia Court, Suite 3307 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands
The Vanguard Group (4)	5,389,726	6.3%
100 Vanguard Blvd. Malvern, PA 19355
The Bank of New York Mellon Corporation (5)	5,213,270	6.1%
225 Liberty Street New York, NY 10286
BlackRock, Inc. (6)	4,538,330	5.3%
40 East 52nd Street New York, NY 10022

(1)	The percentages are based on 85,358,886 shares of the Company’s common stock outstanding as of May 31, 2016.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2016, FMR LLC beneficially owned 11,367,288 shares of our common stock. FMR LLC has sole voting power over 2,011,200 shares and sole dispositive power over 11,367,288 shares. Reference is made to such filing for more information.

(3)
Based solely on a Form 4 filed with the SEC on August 7, 2015, Kingdom Ridge Capital LLC and its Managing Principal, Mr. Christopher P. Zepf (one of our directors), beneficially owned the foregoing shares of our common stock. Kingdom Ridge Capital LLC owned 7,913,000 of the shares shown above, which may be deemed indirectly owned by Mr. Zepf as Managing Principal of Kingdom Ridge Capital LLC. Mr. Zepf disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Of the shares shown above, Mr. Zepf directly owned 102,247 shares.

(4)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group beneficially owned 5,389,726 shares of our common stock. The Vanguard Group has sole voting power over 122,153 shares, sole dispositive power over 5,272,023 shares and shared dispositive power over 117,703 shares. Reference is made to such filing for more information.

(5)
Based solely on a Schedule 13G filed with the SEC on January 26, 2016, The Bank of New York Mellon Corporation beneficially owned 5,213,270 shares of our common stock. The Bank of New York Mellon Corporation has sole voting power over 5,188,911 shares, sole dispositive power over 5,206,609 shares and shared dispositive power over 6,025 shares. Reference is made to such filing for more information.

(6)
Based solely on a Schedule 13G/A filed with the SEC on January 20, 2016, BlackRock, Inc. beneficially owned 4,538,330 shares of our common stock. BlackRock, Inc. has sole voting power over 4,361,869 shares and sole dispositive power over 4,538,330 shares. Reference is made to such filing for more information.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table shows the beneficial ownership, reported to us as of May 31, 2016, of our common stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current directors who are also nominees for re-election as directors at the annual meeting; each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors and executive officers as a group:

Name(1)	Number of Shares(2)(3)	Percent of Total(3)
Cesar Cesaratto (4)	113,550	*
Dr. Paul R. Gray (5)	69,050	*
Theodore R. ("Fred") Shlapak (6)	80,550	*
Dr. Robert F. Sproull (7)	69,550	*
Duston M. Williams	21,217	*
Christopher P. Zepf (8)	8,015,247	9.4%
Dr. Paramesh Gopi (9)	1,895,899	2.2%
Martin S. McDermut	5,115	*
Karen Rogge	4,258	*
Douglas T. Ahrens	—	*
L. William Caraccio (10)	345,572	*
Michael Major (11)	150,481	*
All current executive officers and directors as a group (12 persons) (12)	10,770,489	12.4%

*	Less than one percent.

(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054.

(2)
Except as stated below, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable, or shares that are scheduled to issue upon vesting of restricted stock units, within 60 days after May 31, 2016 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 85,358,886 shares of common stock outstanding on May 31, 2016.

(4)	Includes 58,750 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

(5)	Includes 25,000 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

(6)	Includes 43,750 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

(7)	Includes 12,500 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

(8)
Mr. Zepf directly owned 102,247 of these shares. Includes 7,913,000 shares directly owned by Kingdom Ridge Capital Master Fund, Ltd., a corporation managed by Kingdom Ridge Capital, LLC, and indirectly beneficially owned by Mr. Zepf as Managing Principal of Kingdom Ridge Capital, LLC.

(9)	Includes 1,030,000 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016. 650,000 of such options will expire, if not exercised, on August 1, 2016.

(10)	Includes 120,000 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

(11)	Includes 27,600 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

(12)	Includes 1,317,600 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2016, all Section 16(a) filing requirements applicable to our reporting persons were made timely during such fiscal year.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2016:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	6,241,451	$8.90	2,836,971
Equity compensation plans not approved by stockholders (1)	34,105	$9.80	—
Total	6,275,556	$8.92	2,836,971

(1)
The number of shares to be issued upon exercise of outstanding options include 10,650 shares under our 2000 Equity Incentive Plan which was adopted in March 2000 and 23,455 shares assumed through acquisition. We no longer grant equity awards under any of our equity incentive plans except for our 2011 Equity Incentive Plan, or the 2011 Plan.

EXECUTIVE OFFICERS

Our current executive officers and their ages as of March 31, 2016 are as follows:

Name	Age	Position(s)
Paramesh Gopi	47	President and Chief Executive Officer, Member of the Board of Directors
Martin S. McDermut	65	Vice President and Chief Financial Officer
L. William Caraccio	57	Vice President, General Counsel and Secretary, Chief Legal Officer
Michael Major	59	Vice President, Corporate Marketing and Human Resources

Dr. Paramesh Gopi joined us as Senior Vice President and Chief Operating Officer in June 2008 and was promoted to President and Chief Executive Officer in May 2009. On April 29, 2009, Dr. Gopi became a member of our Board of Directors. From September 2002 to June 2008, he was with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets, where he most recently served as Vice President and General Manager of the Embedded and Emerging Business Unit. At Marvell, Dr. Gopi held several executive-level positions including Chief Technology Officer of Embedded and Emerging Business Unit and Director of Technology Strategy. Dr. Gopi holds a PhD in Electrical and Computing Engineering and a Masters and Bachelor of Science degree in Electrical Engineering from the University of California, Irvine.

Martin S. McDermut joined us as Vice President and Chief Financial Officer in January 2016. Mr. McDermut most recently served as senior vice president, finance and chief financial officer at Vitesse Semiconductor Corporation, a publicly traded semiconductor company, from August 2011 until April 2015, when the company was acquired by Microsemi Corporation. From 2007 to 2011, Mr. McDermut served as managing director and financial consultant at Avant Advisory Group, LLC, a management consulting firm based in Los Angeles and Santa Barbara, CA. He has also served as chief financial officer for publicly traded companies including Iris International Inc. and Superconductor Technologies Inc. Mr. McDermut also worked for the certified public accounting and consulting firm Coopers & Lybrand L.L.P. (now known as PricewaterhouseCoopers LLP) where he was a partner and the practice leader of the firm’s Los Angeles Entrepreneurial Advisory Services Group. Mr. McDermut holds a Bachelor of Arts degree in economics from the University of Southern California and a Master of Business Administration degree from the University of Chicago Booth School of Business. He is a Certified Public Accountant.
L. William Caraccio joined us in June 2010 as Vice President, General Counsel and Secretary and is our Chief Legal Officer. In December 2002, he was a co-founder of RMI Corporation (formerly Raza Microelectronics, Inc.), a privately held fabless semiconductor company where he was most recently Senior Vice President, General Counsel and Secretary, and, following RMI Corporation’s acquisition by NetLogic Microsystems, Inc. in October 2009, he served a transition role at NetLogic as Senior Counsel until January 2010. From March 2000 to January 2003, he co-founded and was Vice President, General Counsel and Secretary of Foundry Holdings, Inc., an investment firm and incubator of high technology companies. From June 1992 to March 2000, he was at Pillsbury Madison & Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP), an international law firm where he was most recently a Partner and co-chair of the firm’s Corporate Securities and Technologies Group. Mr. Caraccio earned his Juris Doctor degree from the University of California, Berkeley and holds a Bachelor of Arts degree from the University of California, Irvine.
Michael Major oversees the corporate marketing team at AppliedMicro, and is responsible for the strategic direction and implementation of brand management; marketing communications; public relations and industry analyst relations. He joined AppliedMicro in 2006 and has also served as vice president of human resources, leading the company's talent, compensation and internal communications functions. He has more than 35 years of experience with human resources and communications-related activities. Previously, Mr. Major was with Silicon Image and Netscape Communications. Mr. Major's experience includes 20 years consulting to companies on matters relating to human resources and communications. He holds a bachelor's degree in economics from Stanford University and is a graduate of the University of Michigan's Advanced Human Resources Executive Program.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers who, in accordance with the rules and regulations of the Securities and Exchange Commission, were deemed to be our “Named Executive Officers” for the fiscal year ended March 31, 2016 (“fiscal 2016”):

▪	Paramesh Gopi, Ph.D., our President and Chief Executive Officer (our “CEO”);

▪	Martin S. McDermut, our Vice President, Chief Financial Officer, and Chief Accounting Officer (our "CFO);

▪	Karen Rogge, our former Interim Vice President, Chief Financial Officer;

▪	Douglas T. Ahrens, our former Vice President, Chief Financial Officer, and Chief Accounting Officer;

▪	L. William Caraccio, Esq., our Vice President, General Counsel and Secretary; and

▪	Michael W. Major, our Vice President, Human Resources and Corporate Marketing.

Executive Changes in Fiscal 2016

On August 10, 2015, Mr. Ahrens notified us of his intent to resign his position as our Vice President, Chief Financial Officer and Chief Accounting Officer effective August 21, 2015. On August 13, 2015, we retained Ms. Rogge to serve as our Interim Vice President, Chief Financial Officer while we conducted a search for Mr. Ahren’s replacement.

On January 6, 2016, we appointed Mr. McDermut as our Vice President, Chief Financial Officer, and Chief Accounting Officer effective January 8, 2016. For a summary of Mr. McDermut’s initial compensation arrangements, see “Executive Summary - Appointment of New Chief Executive Officer” below.

Executive Summary
AppliedMicro achieved a number of performance milestones in fiscal 2016, including the following:

◦	We significantly outperformed the SPDR S&P Semiconductor ETF (NYSEArca: XSD). AppliedMicro delivered a Total Shareholder Return ("TSR") of 27.2% versus the index TSR of 3.0%.

◦	Beginning with the third fiscal quarter of fiscal 2015 and through the end of fiscal 2016, we have experienced six consecutive quarters of revenue growth.

◦	Our more conservative Executive Compensation practices, introduced in fiscal 2015, continued into fiscal 2016. Year over year, CEO total direct compensation increased 17.4% versus our 27.2% TSR.

◦	We added Christopher Zepf, who represents a 9.4% stockholder, to our Board of Directors, creating a direct conduit for major stockholder feedback.

◦	Our business transformation, described below, gained momentum:

▪	We introduced two new flagship product lines: the X-Gene 3 server processor product line and the X-Weave PAM4 connectivity product line; and

▪	We announced significant design wins with Tier 1 customers for our X-Gene, HeliX and X-Weave products already in production.

AppliedMicro is a global leader in silicon solutions for next-generation cloud infrastructure and data centers, as well as connectivity products for edge, metro and long haul communications equipment. Our corporate headquarters are located in Santa Clara, California. Sales and engineering offices are located throughout the world. We serve two target markets, Computing and Connectivity. Our Computing products include the X-Gene family of ARM 64-bit server processors which target mainstream cloud and data center infrastructure including hyperscale, telco, enterprise and high performance computing. X-Gene is the world's first ARM 64-bit Server on a Chip® platform in production.
As part of our current Computing business, we offer a line of embedded computing products based on Power Architecture, sometimes referred to as PowerPC products. The market for PowerPC products generally continues to be in secular decline with customers migrating toward ARM-based processor technology. Our HeliX family of ARM 64-bit processors represents the future of our embedded processor solutions and directly leverages the research and development ("R&D") investments made in our X-Gene server processor architecture. Our embedded processor products are currently being designed and deployed in a variety of applications including networking and telecom, enterprise storage, data center embedded and industrial applications.

The connectivity portion of our business includes a broad array of physical layer (“PHY”), framer and mapper solutions that target high-speed, high-reliability networking and communications solutions for the service provider and data center markets. Our highly-integrated system-on-chip solutions are used in high-speed optical and network infrastructure equipment as well as data center switches and routers. Our X-Weave family of Connectivity products is being deployed by leading system original equipment manufacturers ("OEMs"), to meet the needs of public cloud, private cloud, and enterprise data centers.
Our products and our customers' products are highly complex. Due to this complexity, it often takes several years to complete the development and qualification of a product before it enters into volume production. Accordingly, some major products in development during the last few years have not yet started to generate significant revenues. In addition, demand for our products can be impacted by economic downturns, competitive pressures, cyclicality in the telecommunications market, technological developments, and other factors described elsewhere in this proxy statement.

Business Transformation

Fiscal years 2015 and 2016 saw an acceleration of our business transformation based on creating new computing and connectivity semiconductor products specifically intended to address high-growth data center markets. Transformational products included X-Gene, designed for data center web tier, in-memory database, storage and networking workloads. Our HeliX line of embedded products was designed to replace declining sales of our PowerPC-based embedded products and offers an opportunity to realize additional embedded growth by addressing new, growing markets such as data center storage and networking appliances. Our X-Weave family of products was created to address high-bandwidth intra- and inter-data center connectivity solutions, while continuing to address our more traditional service provider markets. During fiscal 2016 we also introduced our industry-leading X-Weave PAM4 single lambda 100 Gbps semiconductor platform, announcing development sponsorship from Tier 1 networking systems manufacturers.

The introduction of these new products positions the company to further penetrate the data center market in the coming years.

Executive Compensation Design during Business Transformation

Consistent with our business transformation objectives, we have structured our executive compensation program to reward both the achievement of longer-term revenue, margin, and earnings objectives related to our base business as well as operational milestones critical to the development and commercialization of our X-Gene, HeliX and X-Weave growth initiatives, all of which are intended to increase total stockholder return, or TSR. Within this overarching framework, the Compensation Committee has emphasized long-term incentives to both motivate and retain the executive officers directly responsible for the completion and monetization of multiple generations of X-Gene, HeliX and X-Weave, including Dr. Gopi, our CEO, who conceived both the product category and the X-Gene and HeliX product lines and has been responsible for leading our product development to commercialization as well as enabling and driving the hardware and software ecosystems for ARM 64-bit servers and embedded computing products.

Because our ARM-based products target a new industry category, a significant time lag exists between the product completion phase and the wide-scale product deployment phase. We believe that achievement of key operational milestones, as the category gains traction with end customers, will drive TSR growth. In the meantime, we are focusing our efforts on retaining our X-Gene and X-Weave technology lead relative to competitors, driving sales of our HeliX family of ARM 64-bit embedded computing products, growing our Connectivity business, and managing our business toward our goal of cash flow break-even and subsequent profitability.

Our Board of Directors believes that it is vital to the successful execution of our growth strategy (as a result of our business transformation) that we maintain leadership team continuity through this period, which has significantly influenced our executive pay decisions, particularly as they relate to Dr. Gopi. At the same time, our Board and Compensation Committee continue to be sensitive to achieving a positive outcome on the nonbinding stockholder advisory vote (also known as “Say-on-Pay”) with respect to our executive compensation program for fiscal 2016 (similar to the positive Say-on-Pay vote received for fiscal 2015) and, accordingly, we pursued what we believe to be a conservative executive pay strategy for fiscal 2016.

CEO Compensation in Fiscal 2016

Since we commenced our business transformation, Dr. Gopi’s target total direct compensation opportunities have been structured to closely track the milestones critical to its successful execution and have been contingent on positive performance outcomes. The Compensation Committee maintained this performance-based approach in setting his target total direct compensation opportunity for fiscal 2016, which, based on reported value, was more modest than his target total direct compensation opportunities for fiscal 2014, and reflected only a 17.4% increase from fiscal 2015.

During fiscal 2016, Dr. Gopi received two long-term incentive awards. In November 2015, the Compensation Committee granted Dr. Gopi:

• a restricted stock unit ("RSU") award for 127,461 shares of our common stock, which will vest over four years on a quarterly basis through November 2019; and

•a performance-based market stock unit ("MSU") award for 127,461 shares of our common stock, with half of these shares to be earned, if at all, based upon our relative TSR performance, as measured against the SPDR S&P Semiconductor Index TSR over a two-year performance period ending November 16, 2017, and the remaining shares to be earned, if at all, based upon our relative TSR performance as measured against this index over a three-year performance period ending on November 16, 2018. The Compensation Committee believes that linking this award to our relative TSR performance over both a two-year and three-year performance period provides a strong incentive for Dr. Gopi to ensure that we meet the performance milestones critical to our business transformation on a timely basis, and that each product offering is built upon the successful development and market rollout of its predecessor product.

As in previous years, this MSU award is intended to focus Dr. Gopi on the achievement of the longer-term revenue, margin, and earnings objectives related to our base business.

The following chart sets forth the target total direct compensation opportunity for Dr. Gopi in each of fiscal 2015 and fiscal 2016, with the short- and long-term at risk compensation also shown below:

CEO Total Target Direct Compensation
$2,300,000
$733,000
$300,000
$667,000
$600,000
$2,700,000
$900,000
$300,000
$900,000
$600,000
FY2015
FY2016
Base Salary
RSU Face Value
Target STI (at risk)
MSU Face Value at Target (at risk)

Note: Dr. Gopi's $600,000 base salary includes his voluntary deduction family medical plan contract, described below.

CEO Compensation in Fiscal 2017

In May 2016, the Compensation Committee elected to transition Dr. Gopi’s annual performance and compensation review cycle from November to May, thereby aligning his review cycle with that of our other executive officers. Following consultation with its independent compensation consultant, the Compensation Committee took the following actions with respect to Dr. Gopi’s fiscal 2017 compensation:

▪
increased his target annual incentive opportunity from 50% to 70% of his annual base salary (and thereby increasing the amount of his target total cash compensation opportunity tied to performance); and

▪
approved the grant of RSU and MSU awards with an aggregate value of $1 million. Since the time period between his prior performance and compensation review and this review was only six months, this amount represented a smaller award (that is, approximately half of the value of his equity awards in prior years) so as to reflect the shifting of his review cycle to align with our performance and compensation review cycle for our other executive officers as noted above.

Excluding the smaller RSU and MSU awards noted in the second bullet point above, Dr. Gopi’s target total direct compensation for fiscal 2017 represents approximately the 50th percentile of our compensation peer group. Taking into account his smaller RSU and MSU award, Dr. Gopi’s target total direct compensation for fiscal 2017 will be approximately $2 million. At this time, the Compensation Committee expects this to be the sum total of Dr. Gopi’s target total direct compensation opportunity for fiscal 2017.

Appointment of New Chief Financial Officer

In January 2016, we announced the appointment of Mr. McDermut as our Vice President, Chief Financial Officer, and Chief Accounting Officer. Pursuant to the terms and conditions of his employment offer letter, his initial compensation arrangements were as follows:

▪	An annual base salary of $320,000;

▪	A target annual incentive opportunity equal to 30% of his annual base salary;

▪	A time-based RSU award that may be settled for 70,000 shares of our common stock, with this award vesting over a period of four years from the date of grant;

▪
A performance-based MSU award that may be settled for 60,000 shares of our common stock, with half of these shares to be earned, if at all, based upon our relative TSR performance, as measured against the SPDR S&P Semiconductor Index TSR measured over a two-year performance period ending February 15, 2018, and the remaining shares to be earned, if at all, based upon our relative TSR performance as measured against this index over a three-year performance period ending February 15, 2019; and

▪	Welfare and health benefits commensurate with those provided to our full-time employees;

The terms of Mr. McDermut’s employment offer letter were determined in negotiations on our behalf by our CEO and our Vice President, Human Resources working in conjunction with the executive search firm Lonergan Partners and approved by our Board of Directors. In establishing the initial compensation arrangements for Mr. McDermut, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to work in a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, his anticipated future contributions to our strategic vision, and the need to integrate this new executive officer into our existing executive compensation structure, balancing both competitive and internal equity considerations.

Mr. McDermut’s employment offer letter also contemplates that he will be eligible to participate in the AppliedMicro Executive Severance Benefit Plan, which address the post-employment compensation arrangements for our executive officers in the event of an involuntary termination of employment, including in connection with a change in control of the Company.

For a summary of the material terms and conditions of Mr. McDermut’s employment offer letter, see “Employment Arrangements” below.

Appointment of Interim Chief Financial Officer

In August 2015, we appointed Karen Rogge as our Interim Vice President, Chief Financial Officer. Pursuant to the terms and conditions of her employment letter agreement, Ms. Rogge's compensation arrangements were as follows:

▪	Base salary in the amount of $45,000 per month;

▪	An RSU award that may be settled for 15,000 shares of our common stock, with such shares to be earned based on the successful completion of 10-Q financial report filings; and

▪	Certain welfare and health benefits commensurate with those provided to our full-time employees.

Due to the temporary nature of her employment, Ms. Rogge was not eligible to participate in our bonus or severance programs or to receive paid vacation benefits.

For a summary of the material terms and conditions of Ms. Rogge’s employment letter agreement, see “Employment Arrangements” below.

Fiscal 2016 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2016:

▪
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for stockholders to communicate with them, as well as other members of our Board of Directors, regarding their ideas and concerns about executive compensation matters.

▪
Independent Compensation Committee Advisor. The Board of Directors, including its Compensation Committee and Governance and Nominating Committee, engaged its own outside compensation consultant to assist with its fiscal 2016 compensation reviews. This consultant performed no other consulting or other services for us in fiscal 2016.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

▪
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

▪	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or retirement plans or arrangements to our executive officers;

▪	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits other than standard relocation benefits;

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

▪
Multi-Year Vesting Requirements. The time-based equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control vesting acceleration, payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid and vesting acceleration is permitted);

▪	Limited Perquisites. We provide only limited perquisites and other personal benefits to our executive officers;

▪	Stock Ownership Guidelines. We maintain minimum stock ownership requirements for our executive officers and the members of our Board of Directors;

▪
Anti-Hedging Policy. We prohibit our officers, other employees with access to material nonpublic information, and members of our Board of Directors (“Insiders”) from purchasing any type of hedging instrument (including without limitation put options, prepaid variable forward contracts, “collars,” “equity swaps,” “straddles,” “exchange funds,” any other instrument or transaction that is designed to or has the effect of hedging or offsetting any decrease in our stock price, or any other transaction with comparable economic consequences such as sales of securities futures) related to our stock without the approval of our Board of Directors approval;

▪
Anti-Pledging Policy. We prohibit our officers, directors and other Insiders from pledging any shares of our stock as collateral for a loan or other secured transaction without the approval of the Compensation Committee of our Board of Directors; and

▪
Compensation Recovery Policy. We may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Stockholder Advisory Vote on Executive Compensation and Ongoing Stockholder Engagement Activities

At our 2015 annual meeting of stockholders, we conducted a non-binding stockholder advisory vote (a “Say-on-Pay” vote) with respect to the compensation of our Named Executive Officers for fiscal 2015. Of the advisory votes cast (including abstentions), 90.3% were voted in favor of the compensation of our Named Executive Officers.

During the course of the year, we continued our stockholder outreach efforts, which we initiated in fiscal 2013, meeting in person or by telephone with representatives of several of our largest institutional stockholders to solicit their feedback on our executive compensation program for fiscal 2016 and to better understand their interests and concerns. The results of these meetings were communicated to the Compensation Committee, which took them into consideration when making its decisions about the compensation of our executive officers, including the Named Executive Officers. We intend to continue to solicit input from our stockholders on an ongoing basis.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our fiscal 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the Named Executive Officers will take place at our 2017 annual meeting of stockholders.

Compensation Philosophy

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial, legal, and other business professionals.

We observe the following core principles in designing our executive compensation program and policies and making compensation decisions:

▪	Our compensation program should be designed to retain and motivate the executive team required to realize commercial success of our flagship X-Gene, X-Weave and HeliX product lines;

▪	Compensation opportunities should directly and substantially link rewards to measurable corporate and individual performance;

▪	Compensation opportunities should provide for significant differentiation in the actual amounts paid for performance that is below, at, and above target levels;

▪	Our executive officers should be appropriately rewarded for strong overall corporate performance, which we believe will, over time, create sustainable long-term stockholder value; and

▪
We should appropriately reward our executive officers for executing on individual performance objectives, which we believe will, over time, improve our overall corporate performance and create stockholder value.

While these principles have guided our executive compensation actions and decisions in the past, since the commencement of our business transformation the Compensation Committee has also given significant weight, when reaching its compensation decisions, to our need to incent and retain the key leaders of the transformation throughout this process.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of individuals who qualify as independent directors under the listing standards of the Nasdaq Stock Market, is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our executive officers, including the Named Executive Officers. The Compensation Committee operates pursuant to a written charter, which is available for review in the Investor Relations section of our corporate website, http://www.apm.com, under the heading “Corporate Governance - Committee Charters.”

Typically, the Compensation Committee holds regular meetings in person on the day preceding or the day of each regular quarterly meeting of our Board of Directors. In addition, the Compensation Committee holds special meetings during the months in between regular meetings, if and to the extent there are equity awards to be approved, as well as from time to time as required, in each case typically by telephone conference. During fiscal 2016, the Compensation Committee held four regular meetings and ten special meetings.

At its meetings, the Compensation Committee also meets in executive session, without any members of management in attendance. In addition to its formal meetings, members of the Compensation Committee confer regularly with members of management on executive compensation matters. In the course of its deliberations, the Compensation Committee reviews our financial and operational performance, and the compensation practices and conditions of the competitive market, taking into consideration internal compensation equity, the recommendations of our CEO (except with respect to his own compensation), and our retention and motivation objectives for each executive officer.

Typically, the Compensation Committee reviews the compensation of our executive officers during the first quarter of each fiscal year and sets changes to compensation levels to be effective on or about the first day of our fiscal year, April 1. The Compensation Committee may also, in its discretion, review and adjust compensation at other times during the fiscal year, such as in the event of a new hire, a promotion to an executive officer position, a significant increase in an executive officer's responsibilities, or a determination that an executive officer's current compensation does not accurately reflect his or her role or contributions, or, in recent years, in connection with retaining members of the executive team deemed critical to the success of the Company and its product and market expansion initiatives.

Role of Executive Officers

As described above, our CEO reviews and approves the individual performance goals of our executive officers (other than his own goals), monitors their progress in completing these goals, and conducts an annual performance evaluation for each executive officer. These assessments form the basis of his recommendations to the Compensation Committee with respect to the compensation of our executive officers. Although the Compensation Committee considers these recommendations in its deliberations, it exercises its own independent judgment in determining the compensation of our executive officers, including the Named Executive Officers.

Upon invitation, our CEO, Chief Financial Officer, Vice President of Human Resources and Corporate Marketing, and General Counsel attend meetings of the Compensation Committee.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it deems appropriate, to assist it in carrying out its responsibilities. The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services to the Compensation Committee, the Board and the other Board committees. Compensia serves at the discretion of the Compensation Committee. The Compensation Committee may replace an advisor or hire additional advisors at any time.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the Nasdaq Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest. During fiscal 2016, Compensia did not provide any other services to us and received no compensation for services beyond that which is described above.

Competitive Positioning of Executive Compensation

In setting the compensation of our executive officers, the Compensation Committee considers, among other things, the competitive market for executive talent and the compensation practices within that market. In November 2014, the Compensation Committee, with the assistance of Compensia, revised and updated the list of peer group companies used by the Company for these purposes as follows:

Ambarella	Mellanox Technologies
Cavium	Micrel
Entropic Communications	Monolithic Power Systems
Exar	Peregrine Semiconductor
Inphi	Pericom Semiconductor
Integrated Silicon Solutions	PMC-Sierra
Lattice Semiconductor	Power Integrations
M/A-COM Technology Solutions	Rambus
MaxLinear	Semtech
Silicon Image

Our peer group selection for our annual executive compensation review at the beginning of fiscal 2016 occurred in November 2014, in advance of our executive compensation review process. We evaluated companies with revenues generally within the range of 0.5x to 2.5x our revenues and companies with market capitalizations generally within the range of 0.25x to 4.0x our market capitalization. As of November 5, 2014, these peer-group companies, each of which self-reports as a semiconductor company, had annual revenues ranging from $125 million to $546 million, with median revenues of $270 million, and market capitalizations ranging from $226 million to $2,800 million, with a median market capitalization of $793 million. These criteria enabled us to approximate the median of the compensation peer group based on our revenues and market capitalization at that time, which were $198 million and $530 million, respectively. While some of the companies in the compensation peer group were larger than us in terms of revenue and market capitalization, the Compensation Committee believed that including such companies was appropriate in view of the anticipated growth projections for the Company and the similarity of our respective industry sectors. In addition, some of these companies, although larger than us, are organizations with which we directly compete for business, executive and engineering talent.

In addition to data from the compensation peer group, data from the Radford High-Technology Survey (a custom data report of publicly-traded semiconductor companies with annual revenues ranging from $100 million to $550 million) was also made available to the Compensation Committee to assess current cash compensation levels, determine appropriate fiscal year targets for the fiscal year short-term incentive plan, and establish target equity award levels.

In September 2015, the Compensation Committee directed Compensia to review and update our compensation peer group for comparative purposes in anticipation of its review of our CEO’s compensation in November 2015. Prior to this evaluation, the Compensation Committee sought to ensure that the companies in the compensation peer group continued to be comparable to us based on the financial and other criteria described above and to take into account changes in our industry sector resulting from merger and acquisition activity. Following discussions with our management, the Compensation Committee revised and condensed the list of peer group companies to be used for the remainder of fiscal 2016 and going forward. This revised compensation peer group consists of the following companies:

Ambarella	M/A-COM Technology Solutions
Cavium	MaxLinear
CEVA	Mellanox Technologies
DSP Group	Monolithic Power Systems
Exar	Pixelworks
Inphi	PMC-Sierra
Intermolecular	Power Integrations
IXYS	Rambus
Lattice Semiconductor	Sigma Designs

            In revising the compensation peer group, we evaluated companies with revenues generally within the range of 0.5x to 2.0x our revenues and companies with market capitalizations generally within the range of 0.25x to 4.0x our market capitalization. As of August 31, 2015, these companies, each of which self-reports as a semiconductor company, had annual revenues ranging from $43 million to $572 million, with median revenues of $268 million, and market capitalizations ranging from $104 million to $3,755 million, with a median market capitalization of $753 million. These criteria are comparable to our revenues and market capitalization at that time, which were $153 million and $480 million, respectively.

The Compensation Committee will continue to evaluate our peer group companies on an ongoing basis when it makes determinations about the compensation of our executive officers in the future.

Compensation Elements

During fiscal 2016, the compensation of our executive officers, including the Named Executive Officers, consisted of base salary, a short-term incentive opportunity, long-term incentive compensation, welfare and health benefits, and post-employment compensation arrangements.

Base Salary

We use base salaries to provide our executive officers, including the Named Executive Officers, with a fixed, consistent amount of cash compensation to compensate them for carrying out the basic responsibilities of their positions. Typically, the Compensation Committee has set the base salaries of our executive officers near or slightly above the median of the competitive market. The Compensation Committee believes that this positioning is necessary to attract and retain the caliber of individual capable of managing our business in a dynamic industry and driving strong operating results. As described under “Short-Term Incentive Compensation,” below, STI targets have recently been set under median such that target total cash compensation is targeted to the market median.

Within this general approach, the Compensation Committee determines the base salary of each executive officer after taking into consideration his or her position within the organization, as well as his or her prior performance, expected future contributions, capabilities, expertise, and experience.

After considering the competitive market analysis prepared by its outside compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above, the Compensation Committee determined that the base salaries of the Named Executive Officers were consistent with market norms and decided to maintain these amounts at their fiscal 2015 levels (except where noted). The base salaries of the Named Executive Officers on March 31, 2016, compared to March 31, 2015, were as follows:

Named Executive Officer	March 31, 2016 Base Salary Rate	March 31, 2015 Base Salary Rate	Percentage Decrease
Dr. Gopi(1)	$547,115	$560,769	-2.4%
Mr. McDermut (2)	$320,000	—	—
Mr. Caraccio	$325,000	$325,000	—
Mr. Major	$307,000	$307,000	—

(1)
Dr. Gopi’s base salary was reduced to reflect the cost of the medical services contract described below under "Medical Services Contract and Related Salary Reduction" for fiscal 2016 and 2015. His base salary for fiscal 2017 will also be reduced to reflect the cost of that contract for himself and his eligible dependents.

(2)	Mr. McDermut's annual base salary was established when he joined the Company as our Vice President, Chief Financial Officer, and Chief Accounting Officer in January 2016.

Short-Term Incentive Compensation

For fiscal 2016, the Compensation Committee approved a short-term incentive plan which provided for annual incentive awards for our executive officers based on our actual performance as measured against our revenue growth for the fiscal year (the “2016 STI Plan”). For purposes of the 2016 STI Plan, the Compensation Committee selected annual revenue as the sole performance measure for fiscal 2016.

For fiscal 2016, EPS was dropped at a metric for our STI plan. Our flagship products then under development, X-Gene 3 and X-Weave PAM4, were based on 16nm FinFET process technology. The tapeout and mask set costs associated with the 16nm FinFET advanced process node development are quite significant, with each tapeout representing a multi-million dollar investment. With the knowledge that advanced process node development was occurring for multiple products, management and the Board anticipated that earnings per share and cash flow might be lumpy during and between fiscal years and might mask the long term value that was being created by these investments. Accordingly, to ensure a focus on long term value creation, our Board determined that the 2016 STI Plan should not include an EPS or cash-flow metric, thereby reducing a financial incentive to time tapeout commitments to optimize for STI awards and rather, incentivize management to time tapeouts in a manner most conducive to our customers and our business growth vectors.

In addition, the Compensation Committee set the target revenue level for fiscal 2016 at $155 million. The Compensation Committee took into account that, for fiscal 2015, the $195 million revenue metric was based on the then-current economic environment. As discussed on our earnings call on October 28, 2014, our forecast did not adequately anticipate the impact that reduced service provider spending would have on our Connectivity Business. Also discussed on the same earnings call, our legacy PowerPC business declined sequentially, reflecting the ongoing, systematic shift toward ARM-based embedded products, exacerbated by customer uncertainty associated with GlobalFoundries’ announced acquisition of IBM Microelectronics. By the third quarter of fiscal 2015, our Board of Directors had reset its forecast for the remainder of the year that took these developments into account and reflected the more challenging economic environment.

Mindful of this experience and consistent with our Annual Operating Plan, the Compensation Committee set the target level for fiscal 2016 at an amount representing a 5% increase over the annualized exit run rate from the fourth quarter of fiscal 2015. The Compensation Committee believed that, on an absolute basis, this target would require a strong effort on the part of our executive officers and represented a degree of rigor that was comparable to the initial target level for the fiscal 2015 short-term cash incentive plan. In May 2016, the Compensation Committee determined that bonuses would be paid to our executive officers under the 2016 STI Plan based on attaining 130.7% of the revenue target for the fiscal year. The following discussion provides an overview of the design and operation of the 2016 STI Plan.

Target Annual Incentive Opportunities

For purposes of the 2016 STI Plan, the Compensation Committee set the target annual incentive opportunity such that total target cash compensation would approximate the market median: The target annual incentive opportunities were set for our CEO at 50% of his annual base salary and for our other executive officers at 30% of their annual base salaries, with a payout range of 0% to 150% of this target amount.

Further, in the case of our CEO, 100% of his target annual incentive opportunity would be based solely on our revenue growth for fiscal 2016. In the case of our other executive officers, 80% of their target annual incentive opportunities would be based on our revenue growth for fiscal 2016 fiscal year and, if this revenue growth target was satisfied, up to 20% would be based on their individual performance.

Corporate Performance Measure Target Level

For the reasons described above, the Compensation Committee established the following performance levels for our corporate revenue growth under the 2016 STI Plan:

Corporate Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	FY2016 Actual
Revenue	$150 million	$155 million	$162 million	$159 million
Percentage of Target	50%	100%	150%	130.7%

For purposes of the 2016 STI Plan, achievement of the minimum threshold performance level for a financial performance measure would yield a 50% payment with respect to that measure, achievement of the target performance level would yield a 100% payment with respect to that measure, and achievement of the maximum performance level (or any greater amount) for a performance measure would yield a 150% payment with respect to that measure. The payment level for actual performance below the threshold level would be zero. The payment level for actual performance achievement between the threshold, target, and maximum performance levels would be determined on an interpolated basis.

As noted above, we achieved 130.7% of the target performance level for corporate revenue growth for fiscal 2016.

Individual Performance Goals

With respect to individual performance, at the beginning of fiscal 2016 our CEO developed and approved goals for each executive officer in consultation with the executive officer. In the case of the Named Executive Officers, these individual performance goals, which were largely qualitative in nature, included the following:

▪
Mr. McDermut - Develop systems for the efficient delivery of financial analysis reports to enable more timely decision-making around profitability growth and satisfaction of the Company’s financial objectives; review, revise as necessary, and maintain an effective system for internal controls over financial reporting; and develop and implement internal systems for the timely preparation, filing, and delivery of financial reports.

▪
Mr. Caraccio - Provide timely expert legal advice to management and the Board of Directors on corporate matters as they arise; identify, implement, and maintain “best practice” corporate governance and compliance measures for the Company and the Board of Directors; successfully negotiate and consummate material contracts and business transactions as they arise; and build and maintain a program that effectively protects the Company’s strategic patent and intellectual property portfolios.

▪
Mr. Major - Develop a plan for reducing employee attrition; recruiting and hiring individuals to fill critical open positions; completing the move of our corporate headquarters from Sunnyvale, California to Santa Clara, California; and manage the successful launch of our X-Gene 3 and X-Weave PAM4 product lines.

After reviewing the individual performance of each of the Named Executive Officers after the end of the fiscal year, our CEO determined that each individual had effectively performed the responsibilities associated with each of his individual performance goals and that, in the context of our ongoing business transformation, had expended significant efforts to meet these goals in a dynamic and increasingly challenging environment. Consequently, to recognize our exceeding our corporate revenue target for the fiscal year, to reward them for their contributions to that overachievement, to recognize their successful achievement of their individual performance goals for the fiscal year, and to emphasize the importance of teamwork in fostering those achievements, our CEO recommended that the individual performance rating for each of the Named Executive Officers be set at 130.7% (using a scale of 0.0% to 150.0%). After reviewing both our corporate performance and our CEO's assessments of our individual Named Executive Officers' performance, and the Compensation Committee approved these recommendations.

Fiscal 2016 Performance and Annual Incentive Award Decisions

In May 2016, the Compensation Committee determined that our actual achievement with respect to the corporate financial objectives under the 2016 STI Plan was as follows, and that annual incentive awards would be paid to our executive officers as a result thereof:

Corporate Performance Measure	Fiscal 2016 Target Level	Fiscal 2016 Actual Result
Revenue	$155 million	$159 million
Percentage of Target	100%	130.7%

For purposes of the 2016 STI Plan, any annual incentive award earned was to be paid in the form of fully-vested shares of our common stock, which were granted on May 16, 2016, with the number of shares to be granted calculated by dividing the cash value of each earned award by the 10-day average closing market price of our common stock for the period ending May 13, 2016 (which was $6.13 per share).

Additional Cash Bonus for Mr. Ahrens

In November 2014 and April 2015, the Compensation Committee awarded Mr. Ahrens the opportunity to receive cash bonuses in the aggregate amount of $150,000 upon the successful completion of pre-established performance-based milestones involving the completion of our corporate restructuring and the filing of our annual report on Form 10-K for fiscal 2015. This bifurcated cash bonus opportunity was intended to ensure that Mr. Ahrens remained with us through the completion of our corporate restructuring, which our Board of Directors considered to be a critical goal in support of our business transformation, and the filing of our annual report for fiscal 2015, a project in which our Chief Financial Officer plays a vital role.

Specifically, the cash bonus opportunity provided for the receipt of $75,000 if the restructuring was successfully completed by April 2015 and an additional $75,000 upon the filing of our Annual Report on Form 10-K for fiscal 2015 in May 2015. The amount of this cash bonus opportunity was determined by our Compensation Committee after considering the recommendation of our CEO, an analysis of competitive market data drawn from our compensation peer group, retention risk evaluation, the importance of Mr. Ahrens' responsibilities as our CFO, and the significance of the milestones to the Company.

On January 29, 2015, we filed a current report on Form 8-K announcing the completion of our restructuring plan. Accordingly, Mr. Ahrens was paid $75,000 with respect to this portion of the cash bonus opportunity on April 23, 2015. On May 22, 2015, we filed our Annual Report on Form 10-K for fiscal 2015. Accordingly, Mr. Ahrens was paid $75,000 with respect to this portion of the cash bonus opportunity on June 18, 2015.

Long-Term Incentive Compensation

Currently, our long-term incentive compensation opportunities consist of equity awards in the form of RSU awards to ensure that our executive officers, including the Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that RSU awards best meet our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

In determining the size of the long-term incentive compensation awards for our executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, competitive market data concerning comparative share ownership levels, a competitive market analysis prepared by the Compensation Committee's compensation consultant, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO.

During fiscal 2016, the Compensation Committee granted long-term incentive compensation awards to certain of our executive officers, including certain of the Named Executive Officers, in the form of time-based RSU awards (and in the case of Dr. Gopi and Mr. McDermut, performance-based MSU awards) for shares of our common stock.

The RSU equity awards granted to the following Named Executive Officers by the Compensation Committee on May 15, 2015 were as follows:

Named Executive Officer	Time-Based RSU Award (number of shares)	Time-Based RSU Award (grant date fair value)
Mr. Caraccio	100,000	$611,000
Mr. Major	100,000	$611,000

These time-based RSU awards vest in 16 equal installments on a quarterly basis over a four-year period commencing on the date of grant.

On November 16, 2015, the Compensation Committee granted our CEO a pair of equity awards, the majority of the value of which is at risk, as follows:

▪
A time-based RSU award for 127,461 shares of our common stock, of which 7,966 shares vested on each of February 16 and May 16, 2016, and 7,966 shares will vest on each subsequent quarterly vesting date through November 15, 2019; and

▪
A performance-based MSU award for 127,461 shares of our common stock at target performance (and 223,056 shares at maximum performance), which will be earned, if at all, based on our relative TSR as measured against the SPDR S&P Semiconductor Index (the “Index”), with half of the shares subject to being earned at the end of the two-year performance period from the date of grant (November 16, 2015 through November 16, 2017) and the remaining shares to be earned at the end of a three-year performance period from the date of grant (November 16, 2015 through November 16, 2018), pursuant to the following earn-out schedule:

▪	The target number of shares subject to the award will be earned if our TSR equals that of the Index over the related performance period;

▪
Payouts are scaled such that below-target performance will result in a reduction in the number of shares of common stock earned using a three-to-one ratio, while above-target performance will result in an increase in the number of shares earned using a three-to-one ratio (subject to a cap of 175% of the target number of shares subject to the awards); and

▪
In the event that our TSR is negative for either one of the two performance periods, the maximum payout for such performance period will be equal to the target number of shares of our common stock available to be earned for that performance period, even if our TSR is greater than that of the SPDR S&P Semiconductor Index over this period.

The Compensation Committee believes that linking the performance-based MSU award to our relative TSR performance over both a two-year and three-year performance period provides a strong incentive for Dr. Gopi to ensure that we meet the milestones critical to our business transformation on a timely basis, and that each product offering is built upon the successful development and market rollout of its predecessor product.

Reflecting the rigor of the MSU approach, the following table shows the target number of shares of our common stock subject to MSU awards granted to Named Executive Officers that expired in fiscal 2016 and fiscal 2017 (through May 31, 2016). These expirations represent 100% of total shares granted for each performance period:

Fiscal Year of Expiration	Grant Date	Expiration Date	Dr. Gopi	Mr. Caraccio	Mr. Major
2016	5/15/2013	5/15/2015	37,000	6,000	6,000
2017 YTD	5/15/2013	5/15/2016	37,000	6,000	6,000
2017 YTD	5/16/2014	5/16/2016	N/A	17,500	17,500

These expirations were based on comparing the following performance metrics for AppliedMicro with those of XSD:

Measurement Date	AMCC		XSD
	Price per Share	2-Yr Delta	Price per Share	2-Yr Delta	Difference	Vesting Attainment
5/15/13 - Grant Date	$7.45		$24.20
5/15/15 - Vest Date	$5.29	-29%	$43.43	79%	-108%	0%
5/16/14 - Grant Date	$9.49		$33.46
5/15/16 - Vest Date	$6.29	-33%	$43.05	29%	-62%	0%

Measurement Date	AMCC		XSD
	Price per Share	3-Yr Delta	Price per Share	3-Yr Delta	Difference	Vesting Attainment
5/15/13 - Grant Date	$7.45		$24.20
5/15/16 - Vest Date	$6.29	-16%	$43.05	78%	-94%	0%

Note: The "Price per Share" in the chart above is calculated based on the 30-day average closing stock price prior to the measurement date (grant date or vest date).

Welfare and Other Employee Benefits

We provide welfare and health benefits to our executive officers on the same basis as all of our full--time employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short--term and long--term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. In addition, we provide the following benefits to our executive officers:

▪	Executive Medical Reimbursement Plan - reimbursement of qualified medical expenses of up to $100,000 per year with a limit of $10,000 per occurrence;

▪
Supplemental Disability Insurance - additional coverage in the event of a disability to supplement their compensation up to the 60% level (without regard to the $10,000 per month cap applicable to other employees);

▪	Business Travel Accident Insurance - eligibility for a benefit of up to $1 million (rather than the $500,000 cap applicable to other employees);

▪
Retiree Medical Benefits - upon retirement after age 40 and a minimum of four years of service, continued health and dental benefits until age 65 for the executive officer and eligible family members, with after-tax premiums to be paid by the former executive officer; and

▪	Executive Severance Benefit Plan - see below.

Non-Qualified Deferred Compensation Plan

Our executive officers may defer up to 85% of their base salary and 100% of their cash incentive compensation annually pursuant to our non-qualified deferred compensation plan. We do not contribute to the plan. For a summary of the material terms and conditions of our non-qualified deferred compensation plan, see the “Non-Qualified Deferred Compensation in Fiscal 2016 Table" below.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, however, our Board of Directors may provide our executive officers with certain personal benefits in amounts that it believes to be reasonable. Currently, we provide our executive officers with an annual comprehensive medical evaluation by a medical provider of their choice. We believe that this benefit is useful in attracting, motivating, and retaining the executive talent for which we compete. We also believe that this benefit assists our executive officers in performing their duties and provides certain time efficiencies for them.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Medical Services Contract and Related Salary Reduction

On March 1, 2014, Dr. Gopi was enrolled in a one-year medical services contract for himself, which was subsequently extended to his eligible family members, after his personal physician affiliated exclusively with the related medical provider group. For fiscal 2016, Dr. Gopi's annual base salary was reduced from $600,000 to $547,115, allowing for an annual fee of $52,885 for professional medical services for Dr. Gopi and his eligible family members.

Employment Arrangements

We have entered into employment offer letters with each of the Named Executive Officers. Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, and a recommendation for an initial equity award. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States. In addition, most of our executive officers, including all of the Named Executive Officers, have entered into standard indemnification agreements with us.

Each of these arrangements was approved by the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a summary of the material terms of the employment offer letters with the Named Executive Officers, see “Employment Arrangements" below.

Post-Employment Compensation

Under our Executive Severance Benefit Plan (the “Severance Plan”), certain of our executive officers are eligible to receive specified payments and benefits upon a qualifying termination of employment, and additional payments and benefits if the qualifying termination of employment occurs within 12 months following a change in control of the Company. The Severance Plan is intended to:

▪	provide fair and consistent treatment to our executive officers at the level of Vice President and above who are subject to an involuntary termination of employment without “cause”;

▪	establish a meaningful financial incentive for these executive officers to work diligently through and beyond a proposed transaction that may involve a change in control of the Company; and

▪	enhance the competitiveness of our executive compensation program for purposes of attracting, motivating, and retaining these executive officers.

For a summary of the material terms of the Severance Plan, as well as an estimate of the potential payments and benefits that the Named Executive Officers would have received as of the last day of fiscal 2016, see “Potential Payments upon Termination or Change-in-Control" below.

Other Compensation Policies

Granting of Equity Awards

The authority to grant equity awards to any employee resides with our Board of Directors, which has delegated such authority to the Compensation Committee. Generally, the performance-based RSU awards granted to our executive officers are earned over a period of at least one year, and the time-based RSU awards granted to our executive officers vest over a period of at least three years.

In the case of newly-hired and newly-promoted executive officers, stock options, if granted, are granted on the second trading day following the date we publicly release our quarterly earnings following the date of hire, promotion, or appointment. In the case of existing executive officers, annual (“refresh”) stock options, if any, are granted on the second trading day following the date we publicly release our quarterly earnings for the fourth fiscal quarter of the fiscal year. Stock options, if granted, are granted with exercise prices that are not less than the fair market value of our common stock, as determined by the closing market price of our common stock on the date of grant.

Prior to 2014, we did not grant stock options or RSU awards to our executive officers during a closed window period. In 2014, the Compensation Committee adopted a policy of considering grants on a monthly basis. At that time, it also decided that our executive officers would be eligible for grants of RSU awards and other full value awards during a “closed window period” (that is, during a period during which the trading of our common stock by our executive officers and members of our Board of Directors is not permitted under our Insider Trading Policy). We anticipate that in the future stock options will only be granted during open window periods.

Typically, the open window closes on the first day of the last month of each fiscal quarter and remains closed until the second trading day following the date we publicly release our quarterly earnings. However, this period may also be closed at certain other times during the fiscal year as we determine.

Stock Ownership Policy

Under our stock ownership policy, our executive officers are required to own a specified amount of our common stock. Our CEO is required to hold shares of our common stock having a market value equal to at least five times his annual base salary. Each of our other executive officers is required to hold shares of our common stock having a market value at least equal to his or her annual base salary. For executive officers who were employed at the time the policy was adopted in 2010, there is a multi-year “phase-in” period, with an executive officer expected to satisfy 100% of his or her applicable ownership level by the end of fiscal 2016. Executive officers who commenced their employment after the policy was adopted have two years to reach 50%, three years to reach 75%, and four years to reach 100% of their respective target ownership levels.

As of March 31, 2016, the stock ownership levels of our Named Executive Officers were as follows:

Named Executive Officer	Target Ownership Percentage (as a percentage of base salary)	Actual Ownership Level (as a percentage of base salary)
Dr. Gopi	500%	871%
Mr. McDermut	0%	0%
Karen Rogge	N/A	11%
Douglas T. Ahrens	N/A	0%
Mr. Caraccio	100%	416%
Mr. Major	100%	226%

Compensation Recovery Policy

The Compensation Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement. We intend to review this policy during fiscal 2017, and update it as necessary or appropriate, after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging Policy

Under our Insider Trading Policy, our officers, members of our Board of Directors are prohibited from purchasing any type of hedging instrument (including without limitation put options, prepaid variable forward contracts, “collars,” “equity swaps,” “straddles,” “exchange funds,” any other instrument or transaction that is designed to or has the effect of hedging or offsetting any decrease in our stock price, or any other transaction with comparable economic consequences such as sales of securities futures) related to our stock without the approval of our Board of Directors.

Anti-Pledging Policy

In addition, under our Insider Trading Policy, we prohibit our officers, members of our Board of Directors from pledging any shares of our stock as collateral for a loan or other secured transaction without the approval of our Board of Directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or the Code, disallows a publicly traded corporation a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to its chief executive officer and each of its three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Compensation Committee, when reasonably practicable, seeks to qualify the compensation paid to our executive officers for the "performance-based compensation" exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation that does not comply with an exemption from the deductibility limit or that is otherwise not deductible for federal income tax purposes when it believes that such compensation is appropriate to attract and retain executive talent.

Accounting for Share-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our share-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and members of our Board of Directors, including, without limitation, stock options and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an employee or member of our Board of Directors is required to render service in exchange for the award.

Compensation-Related Risk

Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Board of Directors and Compensation Committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they encourage is not reasonably likely to have a material adverse effect on us.

Fiscal 2016 Summary Compensation Table
The following table provides certain information concerning the compensation earned by each of the following Named Executive Officers: our President and Chief Executive Officer; our Vice President and Chief Financial and Accounting Officer; our former interim Vice President and Chief Financial Officer; our former Vice President and Chief Financial and Accounting Officer; our Vice President, General Counsel and Secretary; and our Vice President, Corporate Marketing and Human Resources as of March 31, 2016.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Option Awards ($)	Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paramesh Gopi, Ph.D.	2016	547,115	(2)	—		—	1,883,870	(4)	—	66,278	(8)	2,497,263
President and Chief Executive officer	2015	560,769	(2)	—		—	1,601,957	(5)	—	43,411	(9)	2,206,137
	2014	600,000		—		—	6,566,325	(6)	—	9,734	(10)	7,176,059
Martin S. McDermut	2016	62,769		—		—	688,400	(4)	—	3,273	(11)	754,442
Vice President and Chief Financial and Accounting Officer
Karen Rogge	2016	247,154		—		—	92,400	(7)	—	—		339,554
Former Interim Vice President and Chief Financial Officer
Douglas T. Ahrens	2016	135,385		150,000	(3)	—	—		—	5,717	(12)	291,102
Former Vice President and Chief Financial and Accounting Officer	2015	320,000		—		—	351,220	(5)	—	5,659	(13)	676,879
	2014	137,846		—		—	2,019,200	(6)	—	—		2,157,046
L. William Caraccio	2016	325,000		—		—	611,000		—	46,986	(14)	982,986
Vice President, General Counsel and Secretary	2015	325,000		—		—	506,468	(5)	—	4,672	(15)	836,140
	2014	312,462		—		—	708,350	(6)	—	13,995	(16)	1,034,807
Michael Major	2016	307,000		—		—	611,000		—	9,268	(17)	927,268
Vice President, Corporate Marketing and Human Resources	2015	307,000		—		—	498,722	(5)	—	3,973	(18)	809,695
	2014	292,962		—		—	708,350	(6)	—	11,774	(19)	1,013,086

(1)
The amounts shown represent the grant date fair value of awards granted in the applicable fiscal year in accordance with ASC 718. For more information regarding the assumptions used in determining the grant date fair value of these awards, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2016 Annual Report on Form 10-K.

(2)
Dr. Gopi's annual base salary was reduced from $600,000 in fiscal year 2014 to $560,769 in fiscal 2015 and $547,115 in fiscal 2016 to fund the medical services contract on Dr. Gopi's behalf. The payment made to fund the medical service contract was $39,231 and $52,885 during fiscal year 2015 and 2016, respectively.

(3)
Half of the amount was conditioned upon the successful implementation of our restructuring plan approved on January 23, 2015, and the other half was conditioned upon the timely filing of the Company's Annual Report on Form 10-K, which occurred on May 22, 2015.

(4)	The amount shown includes MSUs, specifically Dr. Gopi at $1,008,213 and Mr. McDermut at $313,200.

(5)
The amounts shown include MSUs (Dr. Gopi $585,750, and Messrs. Caraccio and Major $294,525 each) and performance-based awards associated with our 2014 short-term incentive plan (Dr. Gopi $421,207, Mr. Ahrens $54,720, Mr. Caraccio $124,043, and Mr. Major $116,297).

(6)
The amounts shown include MSUs: Dr. Gopi $512,265, Mr. Ahrens $922,200, and Messrs. Caraccio and Major $83,070 each. For Dr. Gopi, the amount shown also includes a performance-based RSU award of $3,291,000.

(7)	The amount shown represents a performance-based RSU award.

(8)
The amount shown consists of disability insurance premiums aggregating $940, executive health plan premiums aggregating $12,453, and payments aggregating $52,885 to fund the medical service contract as described in note (2) above.

(9)
The amount shown consists of disability insurance premiums aggregating $940, executive medical reimbursements aggregating $1,280, payments aggregating $39,231 to fund the medical service contract as described in note (2) above, and health club membership fees aggregating $1,960. The health club membership was cancelled in fiscal year 2015.

(10)	The amount shown consists of disability insurance premiums aggregating $940 and executive medical reimbursements aggregating $8,794.

(11)	The amount shown consists of executive health plan premiums aggregating $3,273.

(12)	The amount shown consists of disability insurance premiums aggregating $617 and executive health plan premiums aggregating $5,100.

(13)
The amount shown consists of disability insurance premiums aggregating $1,235, executive medical reimbursements aggregating $3,290, and health club membership fees aggregating $1,134. The health club membership was cancelled in fiscal year 2015.

(14)
The amount shown consists of disability insurance premiums aggregating $1,238, executive health plan premium aggregating $9,048 and mandatory Greece director fees aggregating $36,700 (which had accrued under Greek law for the period from February 2014 through December 2015, and which thereafter accrues at 900 Euros per calendar month and is converted by the Company into US Dollars).

(15)
The amount shown consists of disability insurance premiums aggregating $1,238, executive medical reimbursements aggregating $994, and health club membership fees aggregating $2,440. The health club membership was cancelled in fiscal year 2015.

(16)	The amount shown consists of disability insurance premiums aggregating $1,238 and executive medical reimbursements aggregating $12,757.

(17)	The amount shown consists of disability insurance premiums aggregating $928 and an executive health plan premium of $8,340.

(18)
The amount shown consists of disability insurance premiums aggregating $928, executive medical reimbursements aggregating $983, and health club membership fees aggregating $2,062. The health club membership was cancelled in fiscal year 2015.

(19)	The amount shown consists of disability insurance premiums aggregating $928 and executive medical reimbursements aggregating $10,846.
Fiscal 2016 Grants of Plan-Based Awards Table
The following table provides information as to the number of shares of our common stock subject to the plan-based awards granted to the Named Executive Officers during the fiscal year ended March 31, 2016 and reported in the Summary Compensation Table above:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Option Awards; Number of Securities Underlying Options (#)	All Other Restricted Stock Awards; Number of Securities Underlying RSA/RSUs (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold (#)	Target (#)		Maximum (#)
Paramesh Gopi, Ph.D.	11/16/2015	—	—		—		—	127,461	(4)	—	875,657
	11/16/2015	—	127,461		223,057	(1)	—	—		—	1,008,213
Martin S. McDermut	2/15/2016	—			—		—	70,000	(4)	—	375,200
	2/15/2016	—	60,000		90,000	(2)	—	—		—	313,200
Karen Rogge	9/8/2015	—	15,000	(3)	15,000	(3)	—	—		—	92,400
Douglas T. Ahrens	—	—	—		—		—	—		—	—
L. William Caraccio	5/15/2015	—	—		—		—	100,000	(4)	—	611,000
Michael Major	5/15/2015	—	—		—		—	100,000	(4)	—	611,000

(1)	The amount shown represents the maximum (175%) payout of MSUs which is subject to vesting based on our stock performance.

(2)	The amount shown represents the maximum (150%) payout of MSUs which is subject to vesting based on our stock performance.

(3)	The amounts shown represent performance based RSU awards that were fully vested as of March 31, 2016.

(4)	The amounts shown consist of time-based RSU awards which vest in equal quarterly installments over four years following the date of grant.

(5)
The amounts shown represent the full grant date fair value of each RSU award reported in this column, as calculated under ASC 718. For more information regarding the assumptions used in determining compensation expense under

ASC 718, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2016 annual report on Form 10-K.
Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the number of shares of our common stock subject to outstanding equity awards held by our Named Executive Officers as of March 31, 2016 (whether such awards were granted in fiscal 2016 or in a prior fiscal year):

Name	Grant Date	OPTION AWARDS (1)					STOCK AWARDS (1)
		Number of Securities Underlying Unexercised Options -Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Paramesh Gopi, Ph.D.	8/1/2008	650,000	—	—	7.67	8/1/2016	—		—	—		—
	5/4/2009	260,000	—	—	7.12	5/4/2017	—		—	—		—
	5/3/2010	120,000	—	—	11.86	5/3/2018	—		—	—		—
	5/15/2013	—	—	—	—	—	23,125		149,388	—		—
	5/15/2013	—	—	—	—	—	—		—	55,500	(4)	358,530
	11/15/2013	—	—	—	—	—	—		—	75,000	(5)	484,500
	10/30/2014	—	—	—	—	—	56,885	(3)	367,477	—		—
	10/30/2014	—	—		—	—	—		—	165,000	(6)	1,065,900
	11/16/2015	—	—	—	—	—	119,495		771,938
	11/16/2015	—	—		—	—				223,056	(7)	1,440,942
Martin S. McDermut	2/16/2016	—	—	—	—	—	70,000		452,200	—		—
	2/16/2016	—	—	—	—	—	—		—	90,000	(6)	581,400
Karen Rogge	—	—	—	—	—	—	—		—	—		—
Douglas T. Ahrens	—	—	—	—	—	—	—		—	—		—
L. William Caraccio	8/2/2010	120,000	—	—	12.25	8/2/2018	—		—	—		—
	5/15/2013	—	—	—	—	—	3,750		24,225	—		—
	5/15/2013	—	—	—	—	—	—		—	9,000	(4)	58,140
	3/11/2014	—	—	—	—	—	25,901		167,320	—		—
	5/16/2014	—	—	—	—	—	5,625		36,338	—		—
	5/16/2014	—	—	—	—	—	—		—	52,500	(6)	339,150
	5/16/2015	—	—	—	—	—	81,250		524,875
Michael Major	5/5/2008	77,000	—	—	8.31	5/5/2016	—		—	—		—
	5/3/2010	27,600	—	—	11.86	5/3/2018	—		—	—		—
	5/15/2013	—	—	—	—	—	3,750		24,225	—		—
	5/15/2013	—	—	—	—	—	—		—	9,000	(4)	58,140
	3/11/2014	—	—	—	—	—	25,901		167,320	—		—
	5/16/2014	—	—	—	—	—	5,625		36,338	—		—
	5/16/2014	—	—	—	—	—	—		—	52,500	(6)	339,150
	5/16/2015	—	—	—	—	—	81,250		524,875	—		—

(1)
Unless otherwise indicated, the stock options vest in equal monthly installments over four years following the date of grant, and RSUs vest in equal quarterly installments over four years following the date of grant.

(2)	These awards were valued at $6.46, the closing price of our common stock on Nasdaq on March 31, 2016.

(3)	Represents RSUs vesting in equal quarterly installments over three years following the date of grant.

(4)
Represents the maximum (150%) payouts of MSUs which are subject to vesting based on our stock performance. Half of the shares of these awards were cancelled on May 15, 2015 due to the stock market performance condition not being met.

(5)
Represents performance-based RSU awards which were subject to vesting based on the completion of specified performance goals relating to the commercialization of the Company’s X-Gene product line and X-Weave product line.

(6)	Represents the maximum (150%) payouts of MSUs which are subject to vesting based on our stock performance.

(7)	Represents the maximum (175%) payout of MSUs which are subject to vesting based on our stock performance.

Fiscal 2016 Option Exercises and Stock Vested Table
The following table provides information regarding shares of our common stock acquired by the Named Executive Officers pursuant to the vesting of RSU awards during the fiscal year ended March 31, 2016. No stock options were exercised by the Named Executive Officers in fiscal 2016, and no MSUs were released in fiscal 2016.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Paramesh Gopi, Ph.D.	—	—	284,798	1,724,272
Martin S. McDermut	—	—	—	—
Karen Rogge	—	—	15,000	99,450
Douglas T. Ahrens	—	—	27,635	173,364
L. William Caraccio	—	—	36,750	221,748
Michael Major	—	—	36,750	221,748

(1)	The value realized on vesting is calculated by multiplying the market price of our common stock at vesting by the number of shares of our common stock acquired upon vesting.
Realized Compensation in Fiscal 2016 Table
The following table provides, for the fiscal year ended March 31, 2016, information with respect to total realized compensation, the basis on which executive compensation was designed for fiscal 2016.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Acquired on Vesting ($)	All Other Compensation ($)	Total ($)
Paramesh Gopi, Ph.D.	2016	547,115	—	1,724,272	66,278	2,337,665
Martin S. McDermut	2016	62,769	—	—	3,273	66,042
Karen Rogge	2016	247,154	—	99,450	—	346,604
Douglas T. Ahrens	2016	135,385	150,000	173,364	5,717	464,466
L. William Caraccio	2016	325,000	—	221,748	10,286	557,034
Michael Major	2016	307,000	—	221,748	9,268	538,016
Non-Qualified Deferred Compensation in Fiscal 2016 Table
The following table provides, for the fiscal year ended March 31, 2016, information with respect to our non-qualified deferred compensation plan as it relates to the Chief Executive Officer. Other Named Executive Officers did not defer compensation under this plan in fiscal 2016 and do not have an outstanding balance under the plan.

Name	Executive Contributions During the Year	Aggregate Loss During the Year		Aggregate Balance At year end
Paramesh Gopi, Ph.D.	—	$(6,380)	(1)	$371,625	(2)

(1)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.

(2)	$139,512 of this amount was reported in the Summary Compensation Table for previous fiscal years.
We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation (if any) otherwise payable each year under a non-qualified deferred compensation plan. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals by, nor distributions to, any named executive officer during the fiscal year ended March 31, 2016. Payments to key employees may not be made sooner than six months after termination except on account of death or disability. Contributions to the non-qualified deferred compensation plan were frozen, effective July 14, 2009 due to low levels of participation. The plan was reactivated on January 1, 2011.
Potential Payments Upon Termination or Change-in-Control
The Compensation Committee has adopted the Executive Severance Benefit Plan (the “Severance Plan”), which provides for the payment of severance benefits to certain eligible executives in the event they are subject to an involuntary termination of employment without cause (a “covered termination”) and additional benefits if such covered terminations occur within one month prior to or 11 months following a change in control of the Company (a “change-in-control termination”). The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	stock option vesting acceleration benefits;

•	a stock option exercise period extension; and

•	RSU award vesting acceleration benefit.
The following summarizes the benefits payable under the Severance Plan to eligible executives, as modified in certain cases by the individual executive’s employment offer letter or other employment arrangement with us.
Cash Severance Benefits
In the case of a covered termination that does not qualify as a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary and a pro rata portion of his target bonus amount under the Company's annual bonus plan based on the number of days of his service during the fiscal year, the General Counsel will receive a lump sum payment equal to 12 months of base salary, the Chief Financial Officer will receive a lump sum payment equal to six months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. In the case of a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary and his target bonus amount under the Company's annual bonus plan, the General Counsel will receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary.
Health Severance Benefits
Eligible executives will continue to receive medical, dental and vision plan coverage for a specified period following covered terminations. In the case of a covered termination that does not qualify as a change-in-control termination, eligible executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 18 months; for the General Counsel, 12 months; and for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change-in-control termination, eligible executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the General Counsel, 12 months; and for other eligible executives, six months. These benefits cease after the eligible executive obtains coverage through a subsequent employer’s insurance plans.

Option Vesting Acceleration Benefits
In the case of a covered termination that is not a change-in-control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s stock options will vest and the next 12 monthly time-based vesting installments of the General Counsel’s stock options will vest. In the case of a change-in-control termination, the remainder of all vesting installments, whether time-based or performance-based, of all eligible executives’ options will vest.

Option Exercise Period Extension
In the case of a covered termination that is not a change-in-control termination or in the case of a change-in-control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the General Counsel will have 15 months to exercise his vested stock options. In the case of a change-in-control termination, the other eligible executives will have 12 months to exercise their vested stock options.
RSU Award Vesting Acceleration Benefits
In the case of a covered termination that is not a change-in-control termination, the Chief Executive Officer will vest the next eight quarterly vesting installments of his RSU awards and his MSU awards, the General Counsel will vest the next four quarterly vesting installments of his RSU awards, and the Chief Financial Officer will vest additional 8,750 shares of his initial RSU award and 12,500 shares of his initial MSU award. In the case of a change-in-control termination, all eligible executives will vest the remainder of all vesting installments of their RSU awards, whether time-based or performance-based.
Estimated Severance and Change-In-Control Benefits Table
The following tables summarize the estimated severance and change-in-control payments and benefits payable to the Named Executive Officers who remained in our employment as of March 31, 2016, assuming their employment was terminated under the circumstances described above as of that date:
Severance Payments and Benefits Not in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1) ($)	Bonus Component ($)	Value of Employee Benefits(2) ($)	Value of Accelerated Vesting(3) ($)	Total Potential Value ($)
Paramesh Gopi, Ph.D.	900,000	300,000	45,017	1,413,067	2,658,084
Martin S. McDermut	160,000	—	—	137,275	297,275
L. William Caraccio	325,000	—	19,530	277,780	622,310
Michael Major	153,500	—	11,400	—	164,900
Severance Payments and Benefits in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1) ($)	Bonus Component ($)	Value of Employee Benefits(2) ($)	Value of Accelerated Vesting(3) ($)	Total Potential Value ($)
Paramesh Gopi, Ph.D.	1,200,000	300,000	60,022	3,546,318	5,106,340
Martin S. McDermut	320,000	—	15,580	839,800	1,175,380
L. William Caraccio	487,500	—	19,530	1,017,618	1,524,648
Michael Major	307,000	—	11,400	1,017,618	1,336,018

(1)	The amount shown is based on the highest base salary among the last three years.

(2)	The amount shown is based on COBRA premium rates at most recent plan elections and family coverage categories.

(3)	RSU awards were valued at $6.46 per share, the closing price of our common stock on Nasdaq on March 31, 2016.

Fiscal 2016 Director Compensation Table
The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Cesar Cesaratto (2)	86,000	—	110,316	196,316
Dr. Paul R. Gray (3)	55,000	—	110,316	165,316
Theodore A. ("Fred") Shlapak (4)	68,333	—	110,316	178,649
Dr. Robert F. Sproull (5)	54,000	—	110,316	164,316
Duston M. Williams (6)	63,333	—	110,316	173,649
Christopher F. Zepf (7)	43,333	—	210,130	253,463

(1)
The amounts shown represent the grant date fair value of RSU awards granted in fiscal 2016 in accordance with ASC 718. For more information regarding the assumptions used in determining grant date fair values under ASC 718, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2016 annual report on Form 10-K.

(2)	As of March 31, 2016, Mr. Cesaratto had outstanding options to purchase 82,500 shares of our common stock and unvested RSU awards covering 16,564 shares of our common stock.

(3)	As of March 31, 2016, Dr. Gray had outstanding options to purchase 25,000 shares of our common stock and unvested RSU awards covering 16,564 shares of our common stock.

(4)	As of March 31, 2016, Mr. Shlapak had outstanding options to purchase 68,750 shares of our common stock and unvested RSU awards covering 16,564 shares of our common stock.

(5)	As of March 31, 2016, Dr. Sproull had outstanding options to purchase 12,500 shares of our common stock and unvested RSU awards covering 16,564 shares of our common stock.

(6)	As of March 31, 2016, Mr. Williams had outstanding unvested RSU awards covering 19,689 shares of our common stock.

(7)	As of March 31, 2016, Mr. Zepf had outstanding unvested RSU awards covering 31,551 shares of our common stock.

The following table sets forth the full grant date fair value of each RSU award granted during the fiscal year ended March 31, 2016, as calculated under ASC 718:

Name	Grant Date of Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)	Number of Underlying Restricted Stock Unit Award (#)	Grant Date Fair Value of Restricted Stock Unit Award ($)
Cesar Cesaratto	8/5/2015	—	—	16,564	110,316
Paul R. Gray, Ph.D.	8/5/2015	—	—	16,564	110,316
Fred Shlapak	8/5/2015	—	—	16,564	110,316
Robert F. Sproull, Ph.D.	8/5/2015	—	—	16,564	110,316
Duston Williams	8/5/2015	—	—	16,564	110,316
Christopher Zepf	8/5/2015	—	—	31,551	210,130
Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed annually by the Governance and Nominating Committee of our Board of Directors (the “G&N Committee”) and recommended to the full Board of Directors for approval. In August 2011, the G&N Committee reviewed updated compensation material from National Association of Corporate Directors plus performance peer company proxy disclosures on director compensation prepared by our Human Resources department with support from Compensia. As our Board of Directors continues to review our non-employee director compensation policies, certain changes have been made to cash and equity compensation as noted below.

Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or, for any director first elected to the Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each nonemployee director own not less than 6,000 shares of our common stock. All directors are in compliance with the ownership guidelines as of the filing date of this proxy statement.

The following is a summary of our current non-employee director compensation, as most recently revised in August 2015:

Annual Cash Retainer Amounts: The cash compensation currently payable to our non-employee directors as an annual retainer for their services is:

•	for Board membership, $40,000 ($70,000 for the Chairman of the Board);

•	for Audit Committee membership, $10,000 ($20,000 for the Audit Committee Chair);

•	for Compensation Committee membership, $7,000 ($15,000 for the Compensation Committee Chair);

•	for G&N Committee membership, $4,000 ($8,000 for the G&N Committee Chair); and

•	for Strategy Committee membership, $4,000 ($6,000 for the Strategy Committee Chair).

Meeting Fees: The cash compensation currently payable to our non-employee Board and Committee members for attendance at meetings exceeding an annual minimum number is:

•	$1,000 per in-person and $500 per telephonic Board meeting held in excess of seven per year; and

•
$1,000 per in‑person and $500 per telephonic Committee meeting held in excess of seven per year for the Audit Committee, six per year for the Compensation Committee (but excluding monthly special meetings convened for the sole purpose of approving interim employee equity grants), and four per year for the G&N Committee. There are no additional per-meeting fees payable to members of the Strategy Committee.

Expenses: Reasonable travel-related expenses are reimbursed for the directors’ attendance at Board and Committee meetings.

Stock Options and Restricted Stock Units: From May 15, 2012 until August 27, 2013, each new nonemployee director was granted RSUs covering 12,500 shares on the first regularly scheduled RSU grant date after the person first became a nonemployee director, unless our trading window was closed under our insider trading policy, in which case such award of RSUs was granted on the first regularly scheduled RSU grant date on which our trading window was open following the date the individual first became a nonemployee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected, so that the RSU is fully vested in three years.

Until August 27, 2013, on the second day following our release of earnings for each fiscal year, each nonemployee director was granted an option to purchase 6,250 shares of common stock if, on such date, he or she had served on our Board for at least six months. The Chairman of the Board was granted an additional option to purchase 2,500 shares of common stock on such date. The exercise price of each stock option granted was equal to the fair market value of common stock on the date of grant. From May 15, 2012 until August 27, 2013, each continuing nonemployee director received RSUs covering 8,000 shares on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing nonemployee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing nonemployee directors vest in their entirety one year following the date of grant.

Until August 27, 2013, in the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we were not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote were exchanged, the options would fully vest and either:

•
the director would be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director would be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

On August 27, 2013, the Governance and Nominating Committee approved the following modifications to the compensation policy for our outside directors:

•
Future grants of outside director compensation will on an annual basis occur during the Committee’s August meeting cycle, to coincide with the commencement of each new annual term of service on the Board of Directors and its Committees;

•	Future equity grants to outside directors will consist solely of RSUs, with no new stock option grants unless specifically approved by the Board on a case-by-case basis; and

•
For future equity grants to outside directors, the number of RSUs to be included in each annual award will be determined based upon the approximate average trading value of the Company’s common stock at or near the approval date.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our common stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2011 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our common stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her vested restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

REPORT OF THE COMPENSATION COMMITTEE 2
The Compensation Committee of the Board has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2016.

Theodore A. ("Fred") Fred Shlapak, Chair
Cesar Cesaratto
Dr. Paul Gray

________________________

[2]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions
The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.
In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
Related-Person Transactions
We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.
The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2016, which contains important information about us and our business, financial condition and results of operations.
Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.
A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2016 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054 or is available online at http://www.apm.com.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

L. William Caraccio
Secretary
June 21, 2016

Annex A

APPLIED MICRO CIRCUITS CORPORATION
2012 EMPLOYEE STOCK PURCHASE PLAN
As Amended upon Stockholder approval on: August 12, 2014
Amended by Board on: May 20, 2015
(To be amended subject to Stockholder approval on: August 2, 2016)
The following constitute the provisions of the 2012 Employee Stock Purchase Plan of Applied Micro Circuits Corporation (the “Plan”).
1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2.    Definitions.
(a)    “Board” shall mean the Board of Directors of the Company.
(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)    “Common Stock” shall mean the Common Stock of the Company.
(d)    “Company” shall mean Applied Micro Circuits Corporation, a Delaware corporation.
(e)    “Compensation” shall mean all base straight time gross earnings including payments for overtime, shift premium, sales department commissions/bonus plan, but excluding all other bonuses and reimbursements.
(f)    “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
(g)    “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.
(h)    “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.
(i)    “Employee” shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.
(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k)    “Purchase Date” shall mean the last day of each Purchase Period of the Plan.
(l)    “Offering Date” shall mean the first business day of each Offering Period of the Plan.
(m) “Offering Period” shall mean a period of six (6) months, commencing on February 1 and August 1 of each year, except for the first Offering Period as set forth in Section 4(a) and as otherwise determined by the Committee with respect to any particular Offering Period.
(n)    “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)    “Plan” shall mean this 2012 Employee Stock Purchase Plan.
(p)    “Purchase Period” shall mean a period of six (6) months coinciding with each Offering Period, including the first Purchase Period as set forth in Section 4(b).
(q)    “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock as defined in Section 7(b) on the Offering Date or on the Purchase Date, whichever is lower, provided, however, that, in the event (i) the Company’s stockholders approve an increase in the number of shares available for issuance under the Plan, and (ii) all or a portion of such additional shares are to be issued with respect to one or more Offering Periods that are underway at the time of such stockholder approval (“Additional Shares”), and (iii) the Fair Market Value of a share of Common Stock on the date of such approval (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a share of Common Stock on the Purchase Date, whichever is lower.
(r)     “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
3.    Eligibility.
(a)    Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.
(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.
4.    Offering Periods and Purchase Periods.
(a)    Offering Periods. The Plan shall be implemented by a series of Offering Periods with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Committee). The first Offering Period shall commence on the date that the Company’s stockholders first approve the Plan and will continue until January 31, 2013. The Plan shall continue until terminated in accordance with Section 18 hereof. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may not participate in more than one Offering Period under the Plan at a time.
(b)    Purchase Periods. Except as otherwise determined by the Committee, each Offering Period shall coincide with an identical purchase period of six (6) months duration. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on February 1 shall end on the next July 31. A Purchase Period commencing on August 1 shall end on the next January 31. The first Purchase Period shall commence on the date that the Plan is first approved by the Company’s stockholders and shall end on January 31, 2013. The Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected.
5.    Participation.
(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant’s Compensation (which shall be not less than 1% and not more than 20%) to be paid as Contributions pursuant to the Plan.

(b)    Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.
6.    Method of Payment of Contributions.
(a)    At the time a participant files his or her subscription agreement, the participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) of such participant’s Compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.
(b)    A participant may discontinue his or her participation in the Plan as provided in Section 10, or, during the Offering Period may decrease (but not increase) the rate of his or her Contributions during such Offering Period by completing and filing with the Company a new subscription agreement; provided, however, that, unless otherwise provided by the Committee, no participant may effect more than one decrease during a Purchase Period. The change in rate shall be effective as of the beginning of the next pay period following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding pay period (unless otherwise provided by the Committee).
(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period as is necessary to comply with the limitations provided in such Sections. Payroll deductions shall re-commence at the rate provided in such participant’s subscription Agreement at such time as will comply with such Sections, unless terminated by the participant as provided in Section 10.
7.    Grant of Option.
(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however, that the maximum number of shares an Employee may purchase during each Purchase Period shall be 2,500 shares and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b).
(b)    The fair market value of the Company’s Common Stock on a given date shall be determined by the Committee in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the NASDAQ Stock Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal; provided, however, that for Offering Periods beginning on or after February 1, 2013, the fair market value of the Company’s Common Stock on the first day of each such Offering Period shall be determined by the Committee in its discretion based on the closing price of the Common Stock on the last market trading day prior to such date, as reported by the NASDAQ Stock Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the last market trading day prior to such date, as reported in The Wall Street Journal (the “Fair Market Value”).
8.    Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after a Purchase Date, including amounts that would have purchased shares in excess of the maximum allowed under Section 7(a), shall be returned to the Participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
9.    Delivery. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or the deposit of such number of shares with the broker selected by the Company for administration of Plan stock purchases, as determined by the Company.
10.    Voluntary Withdrawal; Termination of Employment.
(a)    A participant may withdraw all but not less than all of the Contributions credited to his or her account under the Plan at any time at least five (5) business days (or such other time period specified by the Company) prior to each Purchase Date by giving written notice to the Company in the form provided for by the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.
(b)    Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.
(c)    In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.
(d)    A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.
11.    Automatic Withdrawal. If the Fair Market Value of the shares on a Purchase Date during an Offering Period (other than the last Purchase Date of such Offering Period) is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.
12.    Interest. No interest shall accrue on the Contributions of a participant in the Plan.
13.    Stock.
(a)     The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be six million eight hundred thousand (6,800,000) shares subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.
(b)    The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
(c)     Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.
14.    Administration. The Board, or a committee named by the Board (the “Committee”), shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the Committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Committee may delegate administrative matters relating to the Plan to such of the Company’s officers or employees as the Committee so determines.

15.    Designation of Beneficiary.
(a)    A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
16.    Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.
17.    Use of Funds. The Company may use all Contributions received or held by the Company under the Plan for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
18.    Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a)    Adjustment. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b)    Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.
The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.
19.    Amendment or Termination.
(a)    The Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination may affect options previously granted, provided that an Offering Period may be terminated by the Committee on a Purchase Date if the Committee determines that the termination of the Plan is in the best interests of the Company and the shareholders or if continuation of an Offering Period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.
(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.
20.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22.    Term of Plan; Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19.
23.    Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
24.    Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Designated Subsidiaries and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Designated Subsidiaries to purchase Common Stock at a discount, in the future. The rights and obligations under any participant’s terms of employment with the Company or any of the Designated Subsidiaries shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any of the Designated Subsidiaries or to restrict the right of the Company or any of the Designated

Subsidiaries to discharge any person at any time, nor shall the Plan be deemed to give the Company or any of the Designated Subsidiaries the right to require any person to remain in the employ of the Company or any of the Designated Subsidiaries or to restrict any person’s right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.
25.    Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.

AppliedMicro

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11903-P81002 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

APPLIED MICRO CIRCUITS CORPORATION

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below:

	For	Against	Abstain
1a. Cesar Cesaratto	☐	☐	☐
1b. Dr. Paramesh Gopi	☐	☐	☐
1c. Dr. Paul R. Gray	☐	☐	☐
1d. Theodore A. ("Fred") Shlapak	☐	☐	☐
1e. Dr. Robert F. Sproull	☐	☐	☐
1f. Duston M. Williams	☐	☐	☐
1g. Christopher F. Zepf	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

	For	Against	Abstain
3. To approve the proposal to amend the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan to increase the number of shares available for purchase thereunder.	☐	☐	☐

	For	Against	Abstain
4. To approve by advisory vote the executive compensation described in the Proxy Statement.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on August 2, 2016:
The Notice and Proxy Statement/10-K Combo is available at www.proxyvote.com.

E11904-P81002

APPLIED MICRO CIRCUITS CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors. The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters located at 4555 Great America Parkway, 6th floor, Santa Clara, CA 95054 on Tuesday, August 2, 2016, at 1:00 p.m., local time, for the purposes stated on the reverse side (the "Annual Meeting"). The undersigned hereby appoints Paramesh Gopi and Martin McDermut, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. **IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4**. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE